(LOGO--USSC)

UNITED STATES SURGICAL CORPORATION
150 Glover Avenue
Norwalk, Connecticut 06856
Notice of 1995 Annual Meeting
Proxy Statement and
Annual Report to Stockholders

Date of Meeting:
May 3, 1995

(Logo--USSC)

To Our Stockholders:

Again this year, we will combine our annual report with the proxy statement and will not be providing a separate annual report. This format will significantly reduce the costs of printing and mailing the proxy material. The annual report, which includes the Consolidated Financial Statements and Management's Discussion and Analysis of Financial Condition and Results of Operations, begins following the proxy statement portion of this document.

As 1994 came to a close, a cloud of uncertainty was lifted from the hospital and medical device industries by the rejection of the Clinton Administration's health care reform proposals. While Congress was debating the future of health care reform, USSC was in the process of rebuilding itself into a leaner, more efficient organization. Today, as free enterprise and market forces tackle health care cost reduction, we are ready to face the new hospital environment.

After USSC's restructuring efforts in 1993, our first priority in 1994 was to put the company back on a sound financial footing and rebuild credibility with the financial community. The implementation of a stringent cost reduction program that eliminated close to $150 million in annual operating costs and the redesign of manufacturing processes were highly successful.

* During 1994, the company generated positive cash flow from operations of $88 million.

* Capital spending was cut to $47 million for the full year, down from $216 million in 1993.

* Bank debt at year end fell to $161 million--a reduction of $275 million year-to-year--and is less than $150 million today.

* The debt-to-equity ratio was decreased from 114% to 38%.

* Year-end inventory was $167 million, representing a year-to-year reduction of $45 million and an 18-month reduction of $82 million.

* Selling, General and Administrative (SG&A) expenses, as a percentage of sales, were down sequentially in each quarter. Fourth-quarter SG&A was 37%, excluding a sales charge related to the acquisition of USSC's Japanese distributor.

* Manufacturing cost reduction programs enabled the company to increase gross margins from 43% in the fourth quarter of 1993 to better than 50% in the second half of 1994.

* Sales increased sequentially in each quarter of 1994, excluding the fourth-quarter acquisition-related charge. These increases occurred despite $25 million in sales that the company's distributors made to our hospital customers without replenishing their inventory from us.

Financial health is essential to stability and future growth; however, it does not ensure success in the marketplace.

During the past two years, we have seen the hospital market change dramatically. Traditionally, surgeons have been the moving force in the purchase of surgical instrumentation, and USSC's technical sales force has spent most of its time servicing their needs. Today, however, surgical purchasing is a partnership closely coordinated between the surgeon, materials and operating room management.

In 1994, USSC's marketing approach changed dramatically to address the needs of this changing environment and the market we see evolving in the future. These changes are very profound and involve every facet of the company.

USSC's thirty years of experience in developing products for use in the operating room have enabled the company to design innovative cost cutting programs for its customers. To implement these programs, we have significantly expanded our relationship with administrative and financial personnel in the hospital.

USSC's technical sales representatives have become cost containment specialists in addition to providing surgical support for the operating room. They are expert in demonstrating how the most efficient use of the company's products can translate directly into economic benefits for the hospital. Going further, they can now provide expertise on reimbursement, hospital marketing and managed care. Today, we offer a total package of products and services designed to help make the hospital financially successful in the new health care environment.

USSC is taking its new marketing programs to hospitals worldwide. We are also inviting our customers to visit with us and share their ideas. During 1994, nearly 500 materials managers, purchasing directors, nursing administrators and surgeons toured our facilities. They came to see first-hand how USSC's hospital cost reduction programs work and to better understand how the company's research labs and production lines have been geared to address their needs. These visits provide customers with a personal understanding of the company's new corporate philosophy and a first-hand sense of what we are all about. We, in turn, learn in detail what they expect from us.

USSC has achieved market leadership through innovation. We have made a commitment to our customers to maintain our position as the industry's innovative leader. In today's market, and, we believe, even more so in tomorrow's market, innovation must provide both improved efficacy and cost reduction potential.

We clearly demonstrated market leadership in 1994 with the launch of several important new products. Each of these products represents a quantum leap in technology, not just a minor improvement.

Since the inception of laparoscopy, manual suturing has been very time-consuming, mastered by only a very small portion of the surgical community. To understand just part of the surgeon's difficulty with laparoscopic suturing and knot tying, try to sew a button on a shirt while looking in the mirror. USSC's new ENDO STITCH instrument has solved this problem. The device, which is the only one of its kind on the market, automates the suturing and knot-tying process and dramatically shortens operative time. Easily and quickly mastered, the ENDO STITCH has received an enthusiastic response from surgeons.

The VERSAPORT trocar is another groundbreaking product introduced in 1994. Trocars create small puncture incisions and are tube-like devices that serve as entry ports for laparoscopic instruments. Before the VERSAPORT trocar, it was necessary for a hospital to stock a multitude of trocars and adapters to accommodate the varying diameters of laparoscopic instruments. The VERSAPORT trocar allows surgeons to use any diameter instrument within the same trocar, eliminating cumbersome adapters and greatly streamlining the hospital's inventory requirements. VERSAPORT trocars provide three important benefits. They are cost effective, user-friendly and reduce operating time.

There is a renewed sense of excitement in the surgical community regarding laparoscopy. Several new, minimally invasive procedures show great promise. Among these is a laparoscopic treatment for chronic heartburn or reflux disease. Prior to laparoscopy, surgical treatment of these diseases required a highly invasive procedure. Full recovery took weeks and sometimes months. Understandably, only a small percentage of heartburn sufferers elected to have surgery performed, preferring the limited, temporary relief offered by medication.

Now patients have a choice. They can undergo a laparoscopic procedure called a Nissen fundoplication, which utilizes USSC's instruments. These patients can return home a few days after surgery and resume normal activities within a week or two. In most instances, their heartburn and reflux problems are gone forever. The procedure can eliminate the necessity of a lifetime of medication and is, therefore, extremely cost effective.

Female incontinence, which affects millions of women worldwide, can be treated surgically; but this operation was rarely performed because of its severity. When surgery for female incontinence is done laparoscopically, hospital stay and post-operative discomfort are reduced dramatically; complete recovery usually occurs in a matter of a few weeks rather than months; and the need for incontinence protective wear is eliminated.

Following a brief plateau, the laparoscopic market began to show signs of renewed growth during the latter part of 1994. A good barometer of future growth is the number of surgeons who enroll in training programs for new techniques and new instrumentation. In 1993 and early 1994, these enrollments had dropped off due to the uncertainty created by health care reform proposals. Today, enrollments are increasing.

The Society of Laparo Endoscopic Surgeons predicts that, by the year 2000, nearly 50% of general surgical procedures, 70% of gynecologic procedures and 35-40% of urologic procedures will be performed laparoscopically, based on a recent survey of its members. The reasons cited most frequently by surgeons for adopting laparoscopic techniques were: rapid recovery, patient comfort, fewer complications and economic concerns. Reflecting on the data, the president of the society, Paul Wetter, MD, anticipates tremendous growth ahead in this field. "Many of us feel that the operating room of a few years from now will be a laparoscopic suite in 99% of the cases," Dr. Wetter said. I believe that USSC is ideally positioned to benefit from these developments.

One of the big unanswered questions in evaluating the future growth of the laparoscopic market is whether minimally invasive bowel surgery will become routine. During 1994, there were very positive findings by one of the leading colo-rectal centers in the United States. This center has been conducting a study over the past three years on laparoscopic techniques for both benign and malignant bowel surgery. They have concluded their animal and cadaver studies and a clinical series of 140 patients. The principal investigator reports that he is now convinced that colon surgery can be performed laparoscopically with significant benefits for the patient when compared to open techniques.

Managed care, as represented by health maintenance organizations (HMOs) and other integrated health-care systems, is free enterprise's answer to controlling heath care costs. In a managed care environment, driven by competitive market conditions, minimally invasive surgery provides a powerful tool to reduce overall hospital costs while improving patient care. As managed care organizations play an increasingly prominent role in health care reimbursement, the use of new, cost effective technology should grow.

Sutures, USSC's newest product line, have shown impressive growth during the last few years. In 1994, the company's suture business was up almost 50% over the prior year, exceeding $55 million in sales. Suture growth is being fueled by increasing customer acceptance, new and improved products and further penetration of the international market.

As a result of the company's new marketing philosophies, products and programs, USSC secured two important purchasing contracts in December 1994. A three-year agreement with Kaiser Permanente designated USSC as the primary source of laparoscopic and surgical stapling products for their 66 hospitals and surgi-centers, representing 6.6 million members. During the same month, National Medical Enterprises (NME), one of the largest hospital groups in the United States, signed a four-year, sole source contract with USSC for all of its surgical stapling and laparoscopic products. The contract includes all NME owned hospitals and members of its buying group.

Due to increased sales in both our laparoscopic and suture product lines, the company was able to rehire, in January 1995, 100 manufacturing employees who were laid off as part of our restructuring program. An additional 100 manufacturing employees were hired in February. All 200 of these employees are direct labor; therefore, they will have no effect on overhead or general and administrative expenses.

On February 1, 1995, USSC signed an agreement to purchase its Japanese distributor's AUTO SUTURE business from Century Medical, a subsidiary of the trading company, Itochu Corporation. USSC will acquire Century Medical's fully trained sales organization of 135 people, other key personnel, inventory and a state-of- the-art laparoscopic training center near Tokyo, the only training center of its kind in the Far East. Century Medical's sales for the last 12 months were approximately $100 million. Our equivalent sales to Century Medical as a distributor during this time period were approximately $50 million. The purchase price is approximately $61 million, with a cash down payment of approximately $10 million, and the balance, payable in cash over seven years, interest- free. The acquisition will be completed following Japanese regulatory approvals and, after closing, is expected to enhance operating results for the company.

The company's financial position was strengthened significantly during 1994 and its marketing programs redesigned to anticipate and address our customers' needs in today's era. I am confident that our new strategies are winning strategies and that USSC will return to growth and improved profitability in 1995.

Sincerely,
(Signature of Leon C. Hirsch)
Leon C. Hirsch, Chairman
February 7, 1995

(Logo--USSC)

                      UNITED STATES SURGICAL CORPORATION
                              150 Glover Avenue
                          Norwalk, Connecticut 06856
                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            To Be Held May 3, 1995

To the Stockholders of
 United States Surgical Corporation:

Notice is Hereby Given that the Annual Meeting of Stockholders of UNITED STATES SURGICAL CORPORATION (the "Company") will be held at The Equitable building, 787 Seventh Avenue, New York, New York 10019, on May 3, 1995 at 2:00 P.M. (local time), for the following purposes:

1. To elect a board of ten directors to serve until the next Annual Meeting of Stockholders or until their successors are elected and qualified; and

2. To transact such other business as may properly be brought before the meeting or any adjournments thereof.

The Board of Directors has fixed the close of business on March 6, 1995, as the record date for determination of the stockholders entitled to notice of and to vote at the Annual Meeting, and only holders of record of the Company's Common Stock and the Company's Series A Convertible Preferred Stock (or depositary shares representing interests therein) on said date will be entitled to receive notice of and to vote at the meeting.

Stockholders are cordially invited to attend the meeting. Whether or not you plan to attend the meeting, please mark, sign, date and return the enclosed Proxy. The giving of your Proxy will not affect your right to vote in person in the event you find it convenient to attend the meeting. You may revoke the Proxy at any time before the closing of the polls at the meeting.

ATTENDANCE AT THE ANNUAL MEETING WILL BE LIMITED TO STOCKHOLDERS AND INVITED GUESTS OF THE COMPANY. ADMITTANCE TICKETS WILL BE REQUIRED.

If you are a stockholder and plan to attend, you must request an admittance ticket by writing to the Office of the Secretary at the address shown above. If your shares are not registered in your own name, evidence of your stock ownership, which you can obtain from your bank, stockbroker, etc., must accompany your letter. An admittance ticket will be sent to you.

                                            By Order of the Board of Directors
                                                                PAMELA KOMENDA
                                                           Corporate Secretary

March 10, 1995

PLEASE SIGN, DATE AND RETURN YOUR PROXY CARD PROMPTLY IN THE ENCLOSED
ENVELOPE.

UNITED STATES SURGICAL CORPORATION
                              150 Glover Avenue
                          Norwalk, Connecticut 06856
                               PROXY STATEMENT
                                     For
                        ANNUAL MEETING OF STOCKHOLDERS
                            To Be Held May 3, 1995

                                                                March 10, 1995

                             GENERAL INFORMATION

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of United States Surgical Corporation, a Delaware corporation (the "Company"), of proxies to be voted at the Annual Meeting of Stockholders of the Company to be held at The Equitable building, 787 Seventh Avenue, New York, New York 10019, on May 3, 1995, at 2:00 P.M. (local time), and at any adjournments thereof, for the purposes set forth in the attached Notice of Annual Meeting of Stockholders.

When proxies in the enclosed form are returned properly executed, the shares represented thereby will be voted at the meeting and, where instructions have been given by the stockholder, will be voted in accordance therewith. If the stockholder does not otherwise specify, the stockholder's shares will be voted for the election of the nominees set forth in this Proxy Statement as directors of the Company. If any other matter is properly presented for action at the meeting, the persons named in the enclosed form of proxy will vote on such matter in their discretion. Any proxy may be revoked by the stockholder, either by attending the meeting and voting in person or by submitting a revocation in writing to the Company (including a subsequent signed proxy) at any time prior to the closing of the polls at the meeting.

Stockholder Vote Required

To be elected a director, a nominee must receive the affirmative vote of a plurality of shares present in person or represented by proxy at the meeting and entitled to vote in the election of directors. Withheld votes will not affect the outcome of the election of directors. Under the rules of The New York Stock Exchange, Inc., the uncontested election of directors is considered a routine item on which brokerage firms may vote in their discretion on behalf of clients whose shares are held by the brokerage firm, if such clients have not furnished voting instructions within ten days of the stockholders' meeting.

The Company's auditors are Deloitte & Touche LLP, 333 Ludlow Street, Stamford, Connecticut 06904. A representative of Deloitte & Touche LLP will be present at the meeting, will have an opportunity to make a statement if the representative desires to do so, and will be available to respond to appropriate questions.

A copy of the Company's Annual Report to the Securities and Exchange Commission on Form 10-K for the year ended December 31, 1994 will be provided, without charge, to any stockholder upon written request. Requests should be directed to Investor Relations, United States Surgical Corporation, 150 Glover Avenue, Norwalk, CT 06856.

         OUTSTANDING SHARES, VOTING RIGHTS AND PRINCIPAL STOCKHOLDERS

Holders of record of outstanding shares of the Company's Common Stock, $.10 par value ("Common Stock"), and of the Company's Series A Convertible Preferred Stock, $5.00 par value ("Series A Preferred Stock"), represented by 1/50 interest Depositary Shares ("Depositary Shares"), at the close of business on March 6, 1995, will be entitled to notice of and to vote at the meeting. Voting rights are vested exclusively in the holders of the Common Stock and the Series A Preferred Stock. Each share of Common Stock outstanding on the record date will be entitled to one vote. Each share of Series A Preferred Stock outstanding on the record date will be entitled to
47.50 votes, equivalent to .95 of a vote for each Depositary Share held. Shares held as treasury shares by the Company are not entitled to be voted. At the close of business on December 31, 1994, 56,836,139 shares of Common Stock (not including 8,137,053 shares held as treasury shares) and 8,870,000 Depositary Shares, representing 177,400 shares of Series A Convertible Preferred Stock, were outstanding.

The following table sets forth the only persons known to the Company to be a beneficial owner as of December 31, 1994, of more than five percent of the Company's Common Stock or Series A Preferred Stock.

                                                               Voting Securities
                                                           Number of
                                                             Shares           Percent
Name and Address                       Title of           Beneficially          of
of Stockholder                          Class                Owned             Class
Leon C. Hirsch                   Common                   4,780,438(1)          7.98%(2)
150 Glover Avenue
Norwalk, Connecticut 06856
FMR Corp. (3)                    Common                     3,659,690           6.44%
82 Devonshire Street
Boston, Massachusetts 02109
                                 Series A                   4,528,300          51.05%
                                 Preferred
                                 (Depositary Shares)
                                 Common, assuming           7,975,160          12.2 %
                                 conversion of
                                 Depositary Shares

(1) Mr. Hirsch has sole voting and investment powers with respect to the shares listed as beneficially owned by him. Includes 3,052,834 shares subject to options which are exercisable on or become exercisable within 60 days following December 31, 1994, and 5,825 shares held by a private foundation of which Mr. Hirsch is the trustee. Excludes shares beneficially owned, and options to purchase shares held by, his wife, an officer and director of the Company, as to which shares Mr. Hirsch disclaims beneficial ownership.

(2) Percent of class is based on 56,836,139 shares of Common Stock outstanding on December 31, 1994, plus 3,052,834 shares subject to options held by Mr. Hirsch which are exercisable on or become exercisable within 60 days following such date.

(3) As reported in a Schedule 13G filed with the Securities and Exchange Commission and based on additional information provided by FMR Corp. Percent of class is based on 56,836,139 shares of Common Stock outstanding on December 31, 1994, plus 8,453,110 shares based on the assumed conversion of 8,870,000 Depositary Shares (.953 shares of Common Stock for each Depositary Share). This number includes 7,583,450 shares beneficially owned by Fidelity Management & Research Company, a subsidiary of FMR Corp., as a result of its serving as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940 and as investment adviser to certain other funds which are generally offered to limited groups of investors; 287,810 shares beneficially owned by Fidelity Management Trust Company, a subsidiary of FMR Corp., as a result of its serving as trustee or managing agent for various private investment accounts (primarily employee benefit plans) and also serving as investment adviser to certain other funds which are generally offered to limited groups of investors; 103,900 shares beneficially owned by Fidelity International Limited, as a result of its serving as investment advisor to various non-U.S. investment companies.
The number of shares of United States Surgical Corporation beneficially owned by Fidelity Management & Research Company on December 31, 1994 included 4,336,646 shares of Common Stock resulting from the assumed conversion of 4,435,100 Depositary Shares (.953 shares of Common Stock for each Depositary Share).
The number of shares of United States Surgical Corporation beneficially owned by Fidelity Management Trust Company on December 31, 1994 included 88,815 shares of Common Stock resulting from the assumed conversion of 93,200 Depositary Shares (.953 shares of Common Stock for each Depositary Share). FMR Corp. has sole voting power with respect to 246,367 shares and sole dispositive power with respect to 7,871,251 shares. Fidelity International Limited has sole voting and dispositive power with respect to all the shares it beneficially owns.

SHARE OWNERSHIP OF MANAGEMENT

The following table sets forth certain information regarding the shares of the Company's Common Stock beneficially owned as of December 31, 1994, except with respect to Ms. Blake (who was elected to the board in 1995), by all directors, nominees, executive officers identified in the Summary Compensation Table below, and all executive officers and directors as a group. No director or officer owns any Series A Preferred Stock. Except as noted, each person listed has sole voting and investment powers as to shares beneficially owned by such person.

                                                     Number of Shares        Percent
                                                      of Common Stock          of
Name                                                Beneficially Owned      Class (1)
Julie K. Blake+                                               500              *
John A. Bogardus, Jr.                                      22,000 (2)          *
Thomas R. Bremer                                          129,398 (2)          *
Thomas D. Guy                                             110,506 (2)          *
Leon C. Hirsch                                          4,780,438 (3)          7.98%
Turi Josefsen                                           1,059,075 (2)          1.83%
Douglas L. King                                            13,000 (2)          *
Robert A. Knarr                                           162,108 (2)          *
Zanvyl Krieger++                                        2,296,415 (4)          4.04%
Bruce S. Lustman++                                        943,343 (2)          1.63%
William F. May                                             14,100 (2)          *
Howard M. Rosenkrantz                                      74,518 (2)          *
Marianne Scipione                                         101,280 (2)          *
John R. Silber+++                                          10,200              *
Douglas T. Tansill++                                       24,000 (2)          *
All executive officers and directors as a group
(28 persons)                                           10,331,133 (5)         16.44%

  + Elected a director on January 18, 1995.

 ++ Not standing for re-election as directors at the Annual Meeting.

+++ Elected a director on July 7, 1994.

(1) Percent of class for each person and all executive officers and directors as a group is based on shares of Common Stock outstanding on December 31, 1994, plus shares subject to options held by the individual or the group, as applicable, which are exercisable on or become exercisable within 60 days following such date. Ownership of less than one percent is indicated by an asterisk.

(2) Includes the following shares which may be acquired on or within 60 days following December 31, 1994, through the exercise of stock options under Company sponsored plans: Mr. Bogardus, 18,000; Mr. Bremer, 114,000; Mr. Guy, 84,000; Ms. Josefsen, 933,333; Mr. King, 11,000; Mr. Knarr, 148,308; Mr.
Lustman, 933,333; Mr. May, 8,000; Mr. Rosenkrantz, 74,000; Ms. Scipione, 84,000, and Mr. Tansill, 12,000. No voting or investment power exists with respect to such shares prior to acquisition.

(3) See Note 1 under "Outstanding Shares, Voting Rights and Principal Stockholders".

(4) Consists of 493,096 shares held by Mr. Krieger as trustee for his children, 1,771,111 shares in a revocable trust of which Mr. Krieger is trustee and beneficiary, and 32,208 shares held in trust by a nephew of Mr. Krieger for the benefit of Mr. Krieger's daughters.

(5) Includes options to purchase 5,987,150 shares exercisable on or within 60 days following December 31, 1994.

                            ELECTION OF DIRECTORS

Nominees

The persons named in the accompanying form of proxy intend, except as otherwise directed, to vote for the election as directors of the ten nominees listed below, each for a term expiring at the next Annual Meeting or until his or her successor is duly elected and qualified. All nominees except Mr. Rosenkrantz are now serving as directors of the Com pany, and all have informed management that they are willing to serve as directors of the Company. If any of the nominees should decline or be unable to act as a director, the persons named as proxies in the form of proxy will vote in accordance with their best judgment and shall have discretionary authority to vote for a substitute nominee. The Board of Directors has fixed its present size at, and for the purposes of this meeting authorized the election of, ten directors.

The following table sets forth certain information as to the nominees for directors of the Company.

                                                                                                               Serving as
                                                              Business Experience During Last                   Director
                Name                     Age                 Five Year and Other Directorships                    Since
Julie K. Blake(A)(E)                             1992-1994, Executive Vice President and Chief Operating
                                                 Officer, Flavin, Blake & Co., Inc.; Vice President, J.P.
                                        47       Morgan & Co. Incorporated, 1970-1992.                        1995
John A. Bogardus, Jr.(A)(B)(C)(D)                Director, Alexander & Alexander Services Inc., insurance
                                                 brokerage and financial services firm, New York, N.Y.,
                                                 since 1988; prior thereto, its Chairman of the Board and
                                                 Director since 1987; prior thereto, its Chairman of the
                                        67       Board, Chief Executive Officer and Director.                 1981
Thomas R. Bremer                                 Senior Vice President and General Counsel since January
                                                 1, 1994; Vice President and General Counsel since 1989;
                                        41       prior thereto, General Counsel since 1988.                   1993
Leon C. Hirsch(B)(D)(E)                          Chairman of the Board, President and Chief Executive
                                                 Officer since 1987; prior thereto, President and Chief
                                        67       Executive Officer.                                           1964
Turi Josefsen(B)                                 Executive Vice President and, since July, 1994 President,
                                                 International Operations; prior thereto, Executive Vice
                                        58       President and President, Auto Suture Companies.              1977
Douglas L. King(A)(C)(D)                         President and Director, Smyth, Sanford & Gerard Insurance
                                                 Intermediaries, Inc., insurance and reinsurance brokers.
                                                 Director, Healthplex, Inc., a dental administration
                                        53       service company, New York, N.Y.                              1984
William F. May(A)(B)(C)(D)                       Chairman of the Board and Chief Executive Officer, Statue
                                                 of Liberty--Ellis Island Foundation, Inc., New York,
                                                 N.Y.; Director, Salomon Inc., New York, N.Y.; Trustee,
                                                 University of Rochester; Trustee, American Museum of
                                                 Natural History; Director, Lincoln Center; Trustee,
                                        79       Columbia Presbyterian Hospital.                              1984
Howard M. Rosenkrantz                            Senior Vice President, Finance and Chief Financial
                                                 Officer since 1992; prior thereto, Vice President,
                                        51       Finance.
Marianne Scipione                                Vice President, Corporate Communications since 1981;
                                                 Member, Board of Trustees, Norwalk Hospital Association;
                                                 Director, The Norwalk Community- Technical College
                                        48       Foundation, Inc.                                             1992
John R. Silber(C)(E)                             President, Boston University; Director, Northeast Federal
                                        68       Corp. and Seragen, Inc.                                      1994

(A) Member of Audit Committee. Mr. May is Chairman.

(B) Member of Executive Committee. Mr. Hirsch is Chairman.

(C) Member of Compensation/Option Committee. Mr. King is Chairman.

(D) Member of Nominating Committee. Mr. Bogardus is Chairman.

(E) Member of Transaction and Finance Committee. Ms. Blake is Chairman.

Dr. Silber and Ms. Blake were appointed to committees in February and March, 1995. The terms of all current directors expire at the Annual Meeting.

Mr. Bremer, Ms. Josefsen, and Mr. Rosenkrantz are also either officers or directors or both of one or more of the Company's subsidiaries.

Leon C. Hirsch and Turi Josefsen are husband and wife. No other family relationship exists between any of the directors or between any director and any officer of the Company. With respect to certain relationships between the Company and certain of the business entities listed in the above table, see "Executive Compensation and Transactions--Certain Transactions," below.

Other

During April, 1992, a complaint in a shareholder's derivative action was filed in the Delaware Chancery Court, naming the Company and each member of the Board of Directors as defendants. The complaint, as amended, alleges the payment of excessive compensation in certain years to five individuals who are or previously were executive officers of the Company, namely, Leon C. Hirsch, Turi Josefsen, Bruce S. Lustman, David Fisher and Herbert W. Korthoff, primarily as the result of their acquisitions of Company stock by the exercise of options granted under Company sponsored stock option plans, and alleges payment of excessive compensation to the non-employee directors and misappropriation of inside information as to stock trades by the individual officers named above, with the exception of Mr. Fisher. The plaintiff seeks an award to the Company of such damages, if any, that the Company has sustained as the result of the alleged excessive compensation, the establishment of alternative compensation arrangements and the award to the plaintiff of the costs and disbursements of the action, including attorneys', accountants', and experts' fees. During April, 1993, a second purported derivative claim was filed against the Company making allegations comparable to those in the first suit. In January 1994 the Company and the individual defendants entered a settlement with the plaintiff, subject to court approval, of the claims asserted in the first suit, in order to avoid the expense and distraction of extended litigation. Under the settlement, the defendants deny the allegations but the Company and Mr. Hirsch, as Chief Executive Officer, Ms. Josefsen, as an Executive Vice President, and Mr. Lustman (who retired as an Executive Vice President in 1994) have agreed to certain adjustments to the vesting and exercise terms of those individuals' stock option grants. The Company will pay to Plaintiff's counsel the sum of up to $550,000 as attorney's fees. The individual defendants are not required by the settlement terms to contribute to this payment or to otherwise pay any money to the Company. Settlement of the first suit would have the effect of resolving the claims in the second case. On June 1, 1994, the Court issued an opinion withholding approval of the proposed settlement of the claims asserted in the action pending further development of the record through additional discovery. The Court decided that it was satisfied that the claims of excessive compensation were adequately investigated and that the settlement of such claims was reasonable, but that it was unable to conclude evaluation of the proposed settlement pending further investigation by the plaintiff in connection with its assertion as to insider trading. The plaintiff has since completed such additional discovery and the proposed settlement is in the process of being resubmitted to the Court for final approval.

Meetings and Committees

In 1994, the Board of Directors held twelve meetings and committees of the Board held the following number of meetings: Audit Committee, seven; Compensation/Option Committee, nine; Nominating Committee, four, and the Executive Committee, one. The Transaction Committee (as of February 2, 1995, the Transaction and Finance Committee) did not meet in 1994.

The Audit Committee's function is to assist the Board in fulfilling its duties in connection with the internal control, accounting and reporting practices of the Company and to maintain communication between the Board and the Company's auditors, including review of the Company's financial statements, press releases and independent auditors' reports. Its authority includes power to resolve certain disputes, if any, concerning accounting policies, practices and changes and internal controls and to retain attorneys, investigators and others as it deems appropriate to assist it in carrying out its functions. The Compensation/Option Committee's function is to approve officers' and key employees' bonus objectives, compensation and bonuses, and to administer Company sponsored stock and other benefit plans. The function of the Nominating Committee is to nominate directors and committee members, subject to Board approval. The Nominating Committee must act unanimously and will not consider nominees recommended by stockholders. The Executive Committee's function is to act on important matters occurring during time periods between scheduled meetings of the Board of Directors. The Transaction and Finance Committee reviews and makes recommendations to the Board as to acquisitions, other transactions, and financial plans.

                   EXECUTIVE COMPENSATION AND TRANSACTIONS

Executive Officers' Compensation

The following table shows compensation paid by the Company and its subsidiaries for services in all capacities during 1992, 1993 and 1994 to each of the Chief Executive Officer and the other four most highly compensated executive officers of the Company.

SUMMARY COMPENSATION TABLE

                                                                                Long Term Compensation
                                         Annual Compensation                     Awards                Payouts
                                                                       Restricted      Securities
                                                                         Stock         Underlying        LTIP          All Other
                                              Salary        Bonus        Awards       Options/SARs      Payouts      Compensation

Name and Principal Position        Year        ($)           ($)         ($)(1)          (#)(2)         ($)(3)          ($)(4)
Leon C. Hirsch                     1994     $  824,485    $322,450         0                  0               0       $1,021,596
Chairman and CEO                   1993     $1,026,016    $352,680         0                  0        $209,218       $1,169,839
                                   1992     $  987,260    $707,297         0                  0        $542,900       $1,231,647
Turi Josefsen                      1994     $  573,408    $194,267         0                  0               0       $   30,622
Executive Vice President, and      1993     $  635,080    $215,852         0                  0        $ 90,185       $    2,129
President, International
Operations                         1992     $  611,360    $352,835         0                  0        $241,400       $   66,213
Howard M. Rosenkrantz              1994     $  274,560    $ 64,050         0             50,000               0       $   21,893
Senior Vice President, Finance     1993     $  303,027    $ 85,400         0                  0               0       $    2,307
Chief Financial Officer            1992     $  257,924    $123,262         0                  0               0                0
Robert A. Knarr                    1994     $  287,460    $ 44,850         0             50,000               0       $   15,698
Senior Vice President and
General                            1993     $  317,360    $ 44,850         0                  0        $ 27,604       $      971
Manager, U.S. and Canada           1992     $  298,900    $ 76,475         0                  0        $ 68,750                0
Thomas D. Guy                      1994     $  235,291    $ 55,973         0             50,000               0       $   19,788
Senior Vice President,
Operations                         1993     $  260,168    $ 74,630         0                  0               0       $    2,086
                                   1992     $  250,600    $119,600         0                  0               0                0

(1) At December 31, 1994 no shares of restricted stock were held by any of the named executive officers.

(2) Although Company sponsored stock plans permit the granting of SARs, no SARs have been granted.

(3) Mr. Rosenkrantz and Mr. Guy were not eligible for LTIP awards for the performance periods ended in 1992, 1993 or 1994.

(4) Represents for Mr. Hirsch and for Ms. Josefsen (1992) accrued bonuses payable pursuant to the terms of installment option purchase agreements and for all of the named executives (1994 and 1993) the value of the benefit of premiums on life insurance paid by the Company (for Mr. Hirsch, $ 32,190, 1994; $ 2,171, 1993). The methodology for computing the value of such premiums was revised in 1994; benefits were not increased. The computation reflects the present value to the named executives of the premium payments rather than the present value of the anticipated cash benefit to the executive, resulting in a greater portion of benefits allocated earlier in the policy term. Mr. Hirsch's installment option purchase agreement, the principal balance of which was repaid by Mr. Hirsch in 1994, is described on page 14 "Certain Transactions". Ms. Josefsen's agreement was satisfied in 1992 and was substantially similar to the agreement with Mr. Hirsch.

Perquisites and other personal benefits, securities or property did not exceed the lesser of either $50,000 or 10% of the total of annual salary and bonus reported for the named executive officers.

                                   OPTIONS

Stock Options and Stock Appreciation Rights

Under the Company's stock incentive program, the Compensation/Option Committee may grant stock options and related stock appreciation rights ("SARs") to executive officers, to purchase shares of the Company's common stock at prices not less than the fair market value of the stock on the date of grant. SARs entitle an option holder to surrender unexercised stock options for cash on stock equal to the excess of the fair market value of the surrendered shares over the option price of such shares. No SARs have been granted. See Report of Compensation/ Option Committee, beginning on page 8 below.

The following table contains information concerning the grant of stock options to three named executive officers of the Company.

OPTION/SAR GRANTS IN 1994

                              Number of
                              Securities       % of Total
                              Underlying      Options/SARs
                             Options/SARs      Granted to       Exercise or
                               Granted          Employees       Base Price      Expiration        Grant Date
Name                             (#)         in Fiscal Year       ($/SH)           Date        Present Value (1)
Howard M. Rosenkrantz           50,000           2.2%            $22.55         3/21/04           $470,815
Robert A. Knarr                 50,000           2.2%             22.55         3/21/04            470,815
Thomas D. Guy                   50,000           2.2%             22.55         3/21/04            470,815

(1) The estimated fair value of stock options is measured at the date of grant under the Black-Scholes option pricing model based on four assumptions: expected volatility of .44 based on the average of the high and low of the Company's Common Stock for the last five years; expected term to exercise of six years; interest rates equal to the U.S. Treasury Note rates in effect at the date of the grant 6.24% for the expected term of the option; and a dividend yield of .4% based on the current annual yield. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised. Consequently, there is no assurance the value realized by an executive will be at or near the value estimated above.

The table below sets forth certain information about the exercise of stock options during 1994 by each of the named executive officers and the value of unexercised in-the-money options held by such officers at December 31, 1994.

Aggregated Option/SAR Exercises in Last Year and December 31, 1994 Option/SAR Values

                                                              Number of Securities               Value of Unexercised
                                                             Underlying Unexercised              In-the-Money Options
                                                           Options/SARs at Year-End(1)            at Year-End(1)(2)
                               Shares
                             Acquired on      Value
                              Exercise       Realized     Exercisable     Unexercisable     Exercisable     Unexercisable
Name                             (#)           ($)            (#)              (#)              ($)              ($)
Leon C. Hirsch                    0             0          2,427,834         750,000          653,534             0
Turi Josefsen                     0             0            706,666         293,334                0             0
Howard M. Rosenkrantz             0             0             54,000         120,000                0             0
Robert A. Knarr                   0             0            128,308         170,000          434,079             0
Thomas D. Guy                     0             0             64,000         120,000                0             0

(1) Although the Company's option plans permit the granting of SARs, no SARs have been granted.

(2) Value is calculated by determining the difference between the fair market value of the securities underlying the options at year-end and the exercise price of the options.

Long Term Incentive Awards

Under the Company's Long Term Incentive Plan, described more fully in the Compensation/Option Committee's Report beginning on page 8 below, senior executives have the opportunity to earn a cash payment at the end of a performance cycle (currently three years) based on achievement of sales and earnings per share growth. The table below sets forth certain information regarding each award made to the named executive officers during 1994 under the Company's Long Term Incentive Plan.

Long-Term Incentive Plan Awards in Last Fiscal Year

                                                                       Estimated Future Payouts
                                                                 Under Non-Stock Price-Based Options
                                               Performance
                               Number of         or Other
                             Shares, Units     Period Until
                               or Other         Maturation      Threshold      Target        Maximum
Name                          Rights (#)        or Payout          ($)           ($)           ($)
Leon C. Hirsch                 149 Units         3 Years        $167,523      $335,046       $670,091
Turi Josefsen                   73 Units         3 Years          75,806       151,611        303,221
Howard M. Rosenkrantz           21 Units         3 Years          24,343        48,685         97,370
Robert A. Knarr                 22 Units         3 Years          22,052        44,103         88,205
Thomas R. Guy                   18 Units         3 Years          20,921        41,842         83,684

Set forth below is a graph comparing the cumulative total shareholder return on the Company's Common Stock with the cumulative total return of the S & P 500 Index and the S & P Medical Products & Supplies Index. Cumulative total shareholder return assumes reinvestment of dividends.

The comparison is based upon the assumption that $100 was invested on December 31, 1989 in United States Surgical Corporation's Common Stock, the S & P 500 Index and the S & P Medical Products & Supplies Index.

The following depiction of shareholder return shall not be deemed incorporated by reference into any filings by the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

Performance Graph

                             1989      1990      1991      1992      1993       1994
USSC                          100       264       823       512       169        143
S & P 500                     100        97       126       136       150        152
S & P Medical Products        100       117       192       164       125        149

The following report shall not be deemed incorporated by reference into any filings by the Company under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended.

Report of Compensation/Option Committee

The compensation of the Company's executive officers is reviewed and approved at least on an annual basis by the Compensation/Option Committee (the "Committee") of the Board of Directors, which consists exclusively of independent, non-employee Directors.

General Policy
The Company's compensation policy, which is endorsed by the Committee, is to attract and retain the best management talent available, and to pay that talent based on Company and individual performance. To this end, a substantial portion of an executive officer's compensation opportunity is "at risk" and is realized only for achievement of specific goals. For 1994, the Company's overriding goal was the return to financial health and stability. Consequently, the Committee set achievement of specific objectives for growth in earnings, cash flow and sales as the base for 1994 incentive compensation. Generally, the Committee thinks that performance goals should emphasize specific corporate financial results but also thinks that individual performance goals are an appropriate component of incentive compensation. In 1994, the portion of the annual and long term cash compensation opportunities of the named executive officers which was "at risk" (subject to attainment of performance goals) ranged from 32% to 63%, with 63% of such compensation opportunities of the Chief Executive Officer "at risk". Stock programs, including primarily stock options, are also an important part of the Company's compensation program, particularly since the Company does not provide pension benefits.

In setting compensation, the Committee periodically reviews, with the assistance of independent compensation consultants, available information as to salaries and incentive opportunities for similar positions or levels at comparable companies. The companies generally include a diverse sample of manufacturing companies with sales within and above the range of those of the Company. Medical device manufacturers are included in the sample but the comparison has not been limited to such companies, or to companies included in the index for the stock price performance graph on page 8. The Committee uses this information as a benchmark for compensation opportunities offered by competitors for talented executives, both in the industry, in a broader manufacturing sector, and in the geographical area in which the Company's headquarters is located. In some cases, private industry association surveys are also considered when they provide useful information for certain positions. Market based compensation was last set for 1992 compensation packages; more recently, compensation packages have been adjusted from that base, as discussed below. Historically, the Company has set annual salaries and incentive compensation opportunities at the higher end of the range of the companies used for comparison because the Company demands superior performance from its executives and typically assigns most executive officers of the Company broader, more complex responsibilities than corresponding positions in comparative companies. However, because of recent adverse business conditions, and the resulting failure to meet performance goals, compensation has been reduced in actual dollars and on a relative basis. Including reductions of 1994 salaries and bonus opportunities, annual and long term compensation for the Company's executives has fallen below the median for the named executives and to the median for the Chief Executive Officer, as compared to other companies reviewed by the Committee. The Company will continue to hire executives whose talent and performance place them within the high end of the pool of available executives, and the Committee intends to set compensation packages which are adequate to meet this need while furthering Company objectives.

The total compensation program is designed to balance incentives between short and long term performance, and consists of annual compensation, which includes base salary and the opportunity to earn an annual bonus, and a long term incentive program, which includes stock awards (primarily stock options) and the opportunity to earn cash awards over a longer term performance period.

Each element of the compensation program, including a specific discussion as to the Chief Executive Officer's compensation, is set out below.

Annual Compensation.

Generally, annual compensation of executive officers under the Executive Compensation Program for 1994 consisted of salary and bonus components.

1. Salary

Under the Company's compensation program, executive officers are paid a base salary based upon their level of responsibility and their contribution to the Company, including informal assessments as to their compliance with the Company's overall corporate policies. The 1994 salaries of executive officers, including the Chief Executive Officer, were reviewed and approved by the Compensation/Option Committee in October, 1993. At the request of Mr. Hirsch and the Company's other executives, the Committee reduced Mr. Hirsch's base salary by 20%, and other officers by 10%, for 1994 from 1993 levels, as part of a cost reduction effort by the Company in a difficult business environment. 1993 base salaries were raised only by 4 per cent from 1992 levels, as a cost of living increase.

2. Bonus
A significant portion of 1994 executive officer annual compensation was based on corporate performance. Annual bonuses under the Company's executive compensation program were based on the Earnings Per Share ("EPS") bonus component, the cash flow bonus component and, for officers with marketing responsibilities, sales objectives.

Annual bonuses are based solely on performance. For 1994, the bonus opportunities were weighted equally for most executives between the EPS component and cash flow components and, for executives with marketing responsibilities, equally between EPS, cash flow, and sales objectives, as discussed below. Each bonus performance element was evaluated independently. Bonus opportunity levels are set as a percentage of base salary. For 1994, bonus opportunities were reduced by 20% for the Chief Executive Officer and by 10% for the other named executives, commensurate with the salary decreases. Consistent with the emphasis on restoring the Company's financial stability, individual management performance objectives were not a component of 1994 compensation.

Performance goals are established by the Committee. Following year-end, the Committee reviews the extent to which the goals have been achieved with the assistance of the Company's independent auditors and determines the amount of the bonus to be paid to the executive officers, if any.

The EPS Bonus Component: The 1994 EPS bonus opportunity ranged from 40% to 16.7% of the salary levels of the executives named in the Summary Compensation Table, with 40% for the Chief Executive Officer. A percentage of the bonus may be earned based on a particular year's EPS above a minimum base, up to a maximum determined by the Committee. The EPS goals were not met for 1994 and no amounts were paid for the EPS Bonus Component to the Chief Executive Officer or to any other officers of the Company.

The Cash Flow Bonus Component: The 1994 Cash Flow bonus opportunity ranged from 40% to 16.7% of the salary levels of the executives named in the Summary Compensation Table, with 40% for the Chief Executive Officer. A percentage of the bonus may be earned based on the year's cash flow above a minimum base, up to a maximum determined by the Committee. The cash flow goals were substantially exceeded for 1994 and the maximum amount was paid for the Cash Flow Bonus Component to the Chief Executive Officer and to the named (and other) executive officers of the Company.

The Sales Objective Bonus Component: The 1994 Sales Bonus component, applicable to one named executive (and other sales executives), was 16.7% of that executive's salary level. A percentage of the bonus may be earned based on a particular year's sales above a minimum base, up to a maximum determined by the Committee. The sales objectives were not met for 1994 and no amounts were paid for the Sales Objective Bonus Component.

Long Term Incentive Program

The Company's long term incentive program, developed with the advice of outside compensation consultants, consists of stock incentives, which directly link the interests of management with those of the stockholders, and cash incentives based on financial performance over a three year performance period.

  1. Restricted Stock Awards.

The restricted stock program is designed to encourage long-term focus and retention because restricted stock may not be sold, transferred or assigned prior to vesting, which has in the past occurred after a period of between three and seven years. No awards of restricted stock were made in 1994 to any executive officers.

  2. Stock Options

The Company seeks to have its executives think of themselves as having a personal stake in the Company by awarding stock options which give such officers the opportunity to participate in the growth in the value of the Company's stock. This approach aligns the interest of the executive officers with those of the stockholders because the value of the executive officers' stock options will depend exclusively on how the Company's stock performs. Stock options only have value to the recipient when the price of the Company's Common Stock exceeds the exercise price of the option, which is at least the fair market value at date of grant. Thus, options provide a powerful incentive for employees to maximize the Company's sales and profits, and build the value of the business, all of which should be reflected over the long term in the price of the Company's Common Stock. In prior years, executives of the Company realized substantial profits from the exercise of stock options, in some cases placing them among the more highly compensated executives in the nation. The Committee believes that shareholders benefited proportionately and that the use of options facilitated the Company's substantial growth during the period from 1989 through 1992. During 1994, an option grant was made to three of the named executive officers, and to other executive officers, as a retention incentive for the core management group which is key to the turnaround of the Company in a difficult restructuring and transition period. The exercise price was set at approximately 10% above the market price on the date of grant. No grants were made to Company executives in 1992 or 1993. The Committee took into account that outstanding option grants preceded the downturn in the health care industry, were out of the money, and were not adequate to further the purpose of the stock grant program. The number of options granted was not based on comparative studies but on the Committee's judgment as to an appropriate incentive opportunity. The stock option grants are also intended to provide participants with a potential source of retirement income since the Company does not offer a pension plan. No grants were made to Mr. Hirsch or Ms. Josefsen in 1992, 1993, or 1994.

3. Long Term Incentive Plan.

Under the Executive Long Term Incentive Plan ("LTIP") cash payouts may be earned by a limited number of senior executives based on achievement of a weighted combination of sales growth (34%) and EPS ( 66%) during a three-year performance cycle. The long term cash incentive opportunity encourages executives to take steps which build the business for the future, avoiding a possible disincentive for prudent long term steps out of concern as to the possible impact on short term results. Levels of performance are graded on three tiers--minimum, target and maximum (corresponding to the threshold, target, and maximum columns under the table describing Long Term Incentive Awards on page 8 with no compensation payable if the performance is below the minimum tier and no additional compensation if the performance is above the maximum tier. The amount of the payout is based on a percentage of the recipient's average annual base salary during the cycle, ranging from 7.5% to 17.5% for achievement in the minimum tier, 15% to 35% for achievement in the target tier and 30% to 70% for achievement in the maximum tier, the exact percentage depending on the executive's tier. For the Chief Executive Officer, the percentages for these tiers was 17.5%, 35% and 70%.

The Company did not achieve the minimum tiers for sales growth or EPS components for the three year performance cycle ended in 1994. As a result, the Chief Executive Officer, Ms. Josefsen, and Mr. Knarr received no payout under the LTIP for that period. Mr. Rosenkrantz and Mr. Guy were not eligible for payouts under the LTIP for performance periods ended in 1992, 1993, or 1994.

All Other Compensation

Included with respect to the Chief Executive Officer in 1994 as "all other compensation" reported in the Summary Compensation Table was interest accrued and forgiven pursuant to the terms of an Installment Option Purchase Agreement which was entered into in 1984 by the Chief Executive Officer and the Company. The Installment Option Purchase Plan ("IOPA") was originally entered to encourage Mr. Hirsch, and other executives, to exercise options in the Company's stock. At the Committee's request, Mr. Hirsch repaid the outstanding principal option price of $5,370,000 in full to the Company in cash. To keep Mr. Hirsch in substantially the same position on interest, the Committee agreed to continue to pay the accrued interest as a bonus, as it becomes due and to repay Mr. Hirsch's expenses and interest of a personal loan by Mr. Hirsch to obtain the funds to pay the option price. In effect, the transaction substituted a third party for the Company as the lender under the installment option purchase arrangement. The Company obtained a significant net cash benefit and additional equity, and Mr. Hirsch received no advantage.

Tax Considerations

Beginning in 1994, a new federal tax law limits deductions for each of the five executives named in the summary compensation table to $1 million. Certain compensation, including compensation based on performance, is not subject to this limit if certain conditions are met, primarily, that the compensation is based on objective performance criteria approved by the stockholders. The Company's stock option plan under which options may be granted to executive officers has been approved by the stockholders and qualifies for the exclusion from the deduction limits for grants through 1996. Grants under the LTIP which, depending on performance, may result in payouts for performance periods through 1995 predated the new law, are not subject to the limit and can be claimed as a deduction. The Company's LTIP is based on objective performance criteria but has not been presented for stockholder approval. Base salary and, because of the need for flexibility in setting performance goals, annual bonuses do not qualify for the exclusion from the $1 million limit. Compensation amounts near term which do not qualify for the deduction (base salary and annual bonus) are not expected to exceed the deduction limits significantly. The Committee intends to take steps in the future, including stockholder approval, to maintain deductions for its incentive compensation plans to the greatest extent practical while maintaining flexibility to take actions which it deems in the best interests of the Company and its stockholders but which may result in certain compensation not qualifying for tax deductions.

COMPENSATION/OPTION COMMITTEE:
Douglas L. King, Chairman
John A. Bogardus, Jr.
William F. May

Compensation Committee Interlocks and Insider Participation

Mr. King, a member of the Committee, is President and a director of Smyth, Sanford & Gerard Reinsurance Intermediaries, Inc., which provided certain insurance brokerage services to the Company. Smyth, Sanford and Gerard Reinsurance Intermediaries Inc. received compensation of approximately $215,000 from such services during 1994. Mr. King may have benefited indirectly from these transactions as an officer and employee of that firm.

Directors' Compensation

Directors who are also officers (currently, Messrs. Hirsch and Bremer and Mmes. Josefsen and Scipione) serve as such without additional compensation. During 1994, outside directors were each paid the following fees in each of the capacities served: directors (including Chairman Emeritus), $28,100 plus $2,250 for each Board meeting attended; Chairman of a Committee, $3,950; other members of a Committee, $2,800 per Committee; all Committee members received $1,125 for each Committee meeting attended on a non-Board meeting day. As a part of the cost saving measures discussed above, each element of director compensation reflects a reduction by 10% for 1994 from 1993 compensation. In addition, Mr. Lustman continued to receive as part of a retirement package an amount equal to one year's salary and standard bonus award beginning in April, 1994.

Certain Eligible Directors (defined as directors who are not, and have not been for the preceding l2 months, employees of the Company or its subsidiaries, and who are not the beneficial owner of five percent or more of the outstanding Common Stock) have received stock award and option grants under the Outside Directors Stock Plan (the "Outside Directors Plan"). The Outside Directors Plan provides for stock awards and option grants of up to an aggregate maximum of 160,000 shares of Common Stock, of which 48,000 shares remained available for grant as of December 31, 1994. Upon the forfeiture of shares prior to vesting, and upon expiration of an option, the forfeited shares and any shares subject to the option which remain unexercised generally become available again under the Outside Directors Plan. The Outside Directors Plan is administered by the Compensation/Option Committee of the Board of Directors. The selection and eligibility of grantees and the dates and amounts of option grants are defined in the Outside Directors Plan and are not subject to the discretion of any person.

Option grants of 4,000 shares are automatically made under the Outside Directors Plan to Eligible Directors each year upon his or her reelection to the Board by the stockholders. The option price is the fair market value of the Common Stock on the date of grant. Each option becomes exercisable as to one-half of the shares covered by it commencing one year after the date of grant and as to the remaining one-half commencing two years after the date of grant, provided the optionee has been in continuous service on the Board at all times since the date of grant. However, each option becomes fully exercisable in the event of the grantee's death or permanent disability, and may be exercised to the extent otherwise exercisable if the grantee retires with the consent of the Board or his or her service on the Board is terminated after a Change in Control, as defined. The Eligible Directors each received an option for 4,000 shares in 1994, with an option exercise price of $22.55. Assuming an Eligible Director is reelected, such director will receive an option for 4,000 shares effective May 3, 1995. No stock awards were made in 1994.

Certain Transactions

(a) In connection with the exercise of certain options granted under the 1981 Employee Stock Option Plan, the Company entered an installment option purchase agreement (the "Agreement") with Leon C. Hirsch in 1984 where the Agreement, as amended, permitted Mr. Hirsch to pay the option price in three equal installments, with the last installment payable in 1999. Mr. Hirsch agreed, at the request of the Company, to repay the outstanding principal option price of $5,370,000 during 1994. In exchange, the Company agreed to continue to award Mr. Hirsch a bonus equal to scheduled installments of interest payments on the original option price and for the interest costs on a personal loan taken to repay the option price. The annual interest rates on installments under the Agreement are 4.8% for the first two installments and 6.33% for the remaining installment. The largest aggregate principal amount outstanding under Mr. Hirsch's Agreements at any time in 1994 was $5,370,000; as of December 31, 1994, the principal amount had been repaid.

Bonuses related to interest accruals in 1994 under the Agreement aggregated $989,406. Total accrued interest under the Agreement at December 31, 1994 was $8,216,881. Under the Agreement, an amount equal to 100% of the interest for the term of the Agreement is to be paid as a bonus to Mr. Hirsch while he remains an employee of the Company as and when such interest is due. See footnote (4) to the Summary Compensation Table above.

(b) In 1994, Smyth Sanford & Gerard Reinsurance Intermediaries, Inc., of which Mr. King, also a director of the Company, is President and a director, performed certain insurance brokerage services for the Company for which it received compensation of approximately $215,000. Mr. King may have benefited indirectly from these transactions as an officer and employee of that firm.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers and any persons who own more than ten percent of the Company's Common Stock to file with the Securities and Exchange Commission and the New York Stock Exchange various reports as to ownership of such Common Stock. Such persons are required by Securities and Exchange Commission regulation to furnish the Company with copies of all
Section 16(a) forms they file. To the Company's knowledge, based solely on its review of the copies of such reports furnished to the Company and written representations to the Company that no other reports were required, all the aforesaid Section 16(a) filing requirements were met on a timely basis during 1994.

                           STOCKHOLDERS' PROPOSALS

Proposals of stockholders intended to be presented at the 1996 Annual Meeting must be received at the Company's principal executive offices, 150 Glover Avenue, Norwalk, Connecticut 06856, Attention: Corporate Secretary, for inclusion in the Company's Proxy Statement and form of proxy relating to that Annual Meeting, no later than November 13, 1995.

                           EXPENSES OF SOLICITATION

The solicitation of proxies in the form enclosed is made on behalf of the Board of Directors of the Company. The expenses of the solicitation of proxies, including preparing, handling, printing and mailing the proxy soliciting material, will be borne by the Company. Solicitation will be made by use of the mails and, if necessary, by advertising, electronic telecommunications and personal interview. The Company has retained the services of Kissel- Blake Inc. to assist in connection with the soliciting of proxies by such methods for a fee estimated at $12,000 plus out-of-pocket expenses. Management may use the services of its directors, officers and employees in soliciting proxies, who will receive no compensation therefor in addition to their regular compensation, but who will be reimbursed for their out-of-pocket expenses incurred. The Company will reimburse banks, brokers, nominees, custodians and fiduciaries for their expenses in forwarding copies of the proxy soliciting material to the beneficial owners of the stock held by such persons and in requesting authority for the execution of proxies.

                                OTHER MATTERS

The persons named in the enclosed form of proxy have no present intention of bringing before the meeting for action any matters other than those specifically referred to above, nor has management or the Board of Directors any such intention, and none of such persons, management or the Board of Directors is aware of any matters which may be presented by others. If any such business should properly come before the meeting, the persons named in the form of proxy intend to vote thereon in accordance with their best judgment.

                      By Order of the Board of Directors
                                PAMELA KOMENDA
                             Corporate Secretary

Dated: March 10, 1995

TABLE OF CONTENTS
                      CONSOLIDATED FINANCIAL STATEMENTS
United States Surgical Corporation and Subsidiaries

                                                                      Page
Consolidated Statements of Operations                                  15
Consolidated Balance Sheets                                            16
Consolidated Statements of Changes in Stockholders' Equity             17
Consolidated Statements of Cash Flow                                   18
Notes to Consolidated Financial Statements                             19
Management Report on Responsibility for Financial Reporting            30
Independent Auditors' Report                                           31
Quarterly Results of Operations (Unaudited)                            32
Common Stock Prices and Dividends                                      33
Description of the Company's Business                                  33
Five Year Selected Financial Data                                      34
Management's Discussion and Analysis of Financial Condition and
Results of Operations                                                  35

United States Surgical Corporation and Subsidiaries
                    Consolidated Statements of Operations

                                                                           Year Ended December 31,
                                                                    1994           1993             1992
                                                                     In thousands, except per share data
Net sales                                                         $918,700      $1,037,200       $1,197,200
Costs and expenses:
 Cost of products sold                                             463,600         518,400          483,100
 Research and development                                           37,500          50,800           43,800
 Selling, administrative and general                               366,700         449,300          462,700
 Interest                                                           18,200          18,500           14,700
 Restructuring charges                                                             137,600
   Total costs and expenses                                        886,000       1,174,600        1,004,300
Income (loss) before income taxes                                   32,700        (137,400)         192,900
Income taxes                                                        13,500           1,300           54,000
Net income (loss)                                                   19,200        (138,700)         138,900
Preferred stock dividends                                           14,900
Net income (loss) applicable to common stock                      $  4,300      $ (138,700)      $  138,900
Average number of common shares and common share equivalents
outstanding                                                         56,600          56,000           59,900
Net income (loss) per common share and common share
equivalents (primary and fully diluted)                           $    .08      $    (2.48)      $     2.32
Dividends paid per common share                                   $    .08      $     .245       $      .30

United States Surgical Corporation and Subsidiaries
Consolidated Balance Sheets

                                                                                           December 31,
                                                                                      1994             1993
                                                                                  In thousands except share data
ASSETS
Current assets:
 Cash and cash equivalents                                                         $   11,300       $      900
 Receivables, less allowance of $7,300 (1994); $5,000 (1993)                          211,500          197,900
 Inventories:
  Finished goods                                                                       95,500          113,000
  Work in process                                                                      27,100           36,900
  Raw materials                                                                        44,600           62,300
                                                                                      167,200          212,200
 Other current assets                                                                  49,500           53,800
   Total Current Assets                                                               439,500          464,800
Property, plant, and equipment (net)                                                  540,000          592,200
Other assets (net)                                                                    124,000          113,500
   Total Assets                                                                    $1,103,500       $1,170,500
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Accounts payable                                                                  $   29,500       $   50,200
 Accrued liabilities                                                                  125,200          137,500
 Income taxes payable                                                                  29,400           28,800
   Total Current Liabilities                                                          184,100          216,500
Long-term debt                                                                        248,500          505,300
Deferred income taxes                                                                   8,900            4,800
Stockholders' equity:
 Preferred stock $5.00 par value, authorized 2,000,000 shares; 9.76% Series A cumulative convertible, 177,400 shares issued and outstanding (liquidation
 value--$200 million)                                                                     900
 Additional paid-in capital--preferred stock                                          190,600
 Common stock $.10 par value, authorized 250,000,000 shares; issued,
64,973,192  at December 31, 1994 and 64,402,144 at December 31, 1993                    6,500            6,400
 Additional paid-in capital--common stock                                             380,700          371,700
 Retained earnings                                                                    178,100          178,300
 Installment receivables from sale of common stock                                                      (5,400)
 Treasury stock at cost; 8,137,053 shares at December 31, 1994 and 8,144,386
 shares at December 31, 1993                                                          (86,700)         (86,700)
 Accumulated translation adjustments                                                   (8,100)         (20,400)
   Total Stockholders' Equity                                                         662,000          443,900
Commitments and contingencies

   Total Liabilities and Stockholders' Equity                                      $1,103,500       $1,170,500

United States Surgical Corporation and Subsidiaries
          Consolidated Statements of Changes in Stockholders' Equity

                                                                  Additional             Additional
                                                                    Paid-in                Paid-in
                                                      Preferred     Capital-    Common     Capital-     Retained
Years ended December 31, 1994, 1993 and 1992             Stock     Preferred     Stock      Common      Earnings
                                                                 Dollars in thousands except share data
Balance at January 1, 1992                                                      $6,100     $192,800    $ 208,200
 Common stock issued to employees-net
 (3,110,529 shares)                                                                300       48,000
 Amortization and adjustment of deferred
compensation                                                                                 (1,500)
 Income tax benefit from stock options exercised                                             50,000
 Acquisition of common stock for treasury
 (269,204 shares)
 Reissuance of common stock from treasury for
 acquisition (580,020 shares)                                                                55,900
 Aggregate adjustment resulting from the
translation of  foreign financial statements
 Dividends paid ($.30 per share)                                                                         (16,400)
 Net income                                                                                              138,900
Balance at December 31, 1992                                                     6,400      345,200      330,700
 Common stock issued to employees-net
 (626,079 shares)                                                                            12,100
 Income tax benefit from stock options exercised
 recognized upon adoption of FAS 109                                                         14,400
 Payment received from officer on installment
 receivables
 Aggregate adjustment resulting from the
translation of  foreign financial statements
 Dividends paid ($.245 per share)                                                                        (13,700)
 Net loss                                                                                               (138,700)
Balance at December 31, 1993                                                     6,400      371,700      178,300
 Issuance of preferred stock (177,400 shares)            $900       $190,600
 Common stock issued to employees-net
 (577,991 shares)                                                                  100        7,900
 Income tax benefit from stock options exercised                                              1,100
 Payment received from officer on installment
 receivables
 Aggregate adjustment resulting from the
translation of  foreign financial statements
 Preferred stock dividends                                                                               (14,900)
 Common stock dividends paid
 ($.08 per share)                                                                                         (4,500)
 Net income                                                                                               19,200
Balance at December 31, 1994                             $900       $190,600    $6,500     $380,700    $ 178,100

               See Notes to Consolidated Financial Statements.

United States Surgical Corporation and Subsidiaries
          Consolidated Statements of Changes in Stockholders' Equity

                                                                           Installment
                                                                    DeferredReceivables
                                                                Compensation     from
                                                                    Arising      Sale
                                                    Accumulated       from        of
                                                    Translation   Restricted    Common     Treasury
Years ended December 31, 1994, 1993 and 1992        Adjustments      Stock       Stock      Stock        Total

Balance at January 1, 1992                             $  6,200     $(4,200)   $(8,100)    $(71,100)   $ 329,900
 Common stock issued to employees-net
 (3,110,529 shares)                                                                                       48,300
 Amortization and adjustment of deferred
compensation                                                          4,200                                2,700
 Income tax benefit from stock options exercised                                                          50,000
 Acquisition of common stock for treasury
 (269,204 shares)                                                                2,100      (18,200)     (16,100)
 Reissuance of common stock from treasury for
 acquisition (580,020 shares)                                                                 2,600       58,500
 Aggregate adjustment resulting from the
translation of  foreign financial statements             (5,800)                                          (5,800)
 Dividends paid ($.30 per share)                                                                         (16,400)
 Net income                                                                                              138,900
Balance at December 31, 1992                                400           0     (6,000)     (86,700)     590,000
 Common stock issued to employees-net
 (626,079 shares)                                                                                         12,100
 Income tax benefit from stock options exercised
 recognized upon adoption of FAS 109                                                                      14,400
 Payment received from officer on installment
 receivables                                                                       600                       600
 Aggregate adjustment resulting from the
translation of  foreign financial statements            (20,800)                                         (20,800)
 Dividends paid ($.245 per share)                                                                        (13,700)
 Net loss                                                                                               (138,700)
Balance at December 31, 1993                            (20,400)          0     (5,400)     (86,700)     443,900
 Issuance of preferred stock (177,400 shares)                                                            191,500
 Common stock issued to employees-net
 (577,991 shares)                                                                                          8,000
 Income tax benefit from stock options exercised                                                           1,100
 Payment received from officer on installment
 receivables                                                                     5,400                     5,400
 Aggregate adjustment resulting from the
translation of  foreign financial statements             12,300                                           12,300
 Preferred stock dividends                                                                               (14,900)
 Common stock dividends paid
 ($.08 per share)                                                                                         (4,500)
 Net income                                                                                               19,200
Balance at December 31, 1994                           $ (8,100)    $     0    $     0     $(86,700)   $ 662,000

               See Notes to Consolidated Financial Statements.

United States Surgical Corporation and Subsidiaries
Consolidated Statements of Cash Flows

                                                                                       Year Ended December 31,
                                                                               1994             1993             1992
                                                                                            In thousands
Cash flows from operating activities:
 Cash received from customers                                              $   913,100      $ 1,103,300       $ 1,087,700
 Cash paid to vendors, suppliers, and employees                               (749,300)        (941,200)         (905,900)
 Interest paid                                                                 (24,800)         (18,300)          (15,600)
 Income taxes paid                                                             (14,900)         (12,800)          (18,400)
  Net cash provided by operating activities                                    124,100          131,000           147,800
Cash flows from investing activities:
 Additions to property, plant, and equipment                                   (47,000)        (216,400)         (270,700)
 Other assets                                                                   10,600          (31,100)          (31,100)
  Net cash used in investing activities                                        (36,400)        (247,500)         (301,800)
Cash flows from financing activities:
 Long-term debt borrowings under credit agreements                           3,483,900        2,614,400         1,840,800
 Long-term debt repayments under credit agreements                          (3,753,800)      (2,495,900)       (1,696,000)
 Issuance of preferred stock, net                                              191,500
 Common stock issued from stock plans                                           13,400           12,100            48,000
 Dividends paid                                                                (14,500)         (13,700)          (16,400)
 Acquisition of common stock for treasury                                                                         (16,100)
  Net cash (used in) provided by financing activities                          (79,500)         116,900           160,300
Effect of exchange rate changes                                                  2,200           (2,000)           (6,400)
Net increase (decrease) in cash and cash equivalents                            10,400           (1,600)             (100)
Cash and cash equivalents, beginning of year                                       900            2,500             2,600
Cash and cash equivalents, end of year                                     $    11,300      $       900       $     2,500
Reconciliation of net income (loss) to net cash provided by operating activities:
Net income (loss)                                                          $    19,200      $  (138,700)      $   138,900
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
  Depreciation and amortization                                                 89,400           83,200            59,400
  Amortization of deferred compensation                                                                             4,200
  Asset writedowns--restructuring                                                                73,800
  Adjustment of property, plant, and equipment reserves                         22,300           17,400             3,900
  Receivables--(increase) decrease                                              (3,300)          67,800          (108,200)
  Inventories--decrease (increase)                                               7,400          (48,400)          (75,800)
  Adjustment of inventory reserves                                              39,200           44,200            29,900
  Accounts payable and accrued liabilities--(decrease) increase                (42,500)          34,300            51,400
  Income taxes payable and deferred--(decrease)                                 (2,900)         (24,300)          (14,100)
  Income tax benefit from stock options exercised                                1,100           14,400            50,000
  Other assets--net                                                             (5,800)           7,300             8,200
   Total adjustments                                                           104,900          269,700             8,900
Net cash provided by operating activities                                  $    124,100     $   131,000       $   147,800

United States Surgical Corporation and Subsidiaries
                  Notes to Consolidated Financial Statements

             UNITED STATES SURGICAL CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)Note A -- Summary of Significant Accounting Policies

Consolidation. The consolidated financial statements include the accounts and transactions of United States Surgical Corporation and Subsidiaries (the "Company"), excluding intercompany accounts and transactions. Certain subsidiaries (including branches), primarily operating outside the United States, are included in the consolidated financial statements on a fiscal-year basis ending November 30.

Property, Plant, and Equipment. Depreciation and amortization is provided using the straight-line method over the following estimated useful lives:

                                      Years
Buildings                                    40
Molds and dies                           5 to 7
Machinery and equipment                 3 to 10
Leasehold improvements                  5 to 30

The Company capitalizes interest incurred on funds used to construct property, plant, and equipment. Interest capitalized during 1994, 1993 and 1992 was immaterial.

Inventories. Inventories are stated at the lower of cost (first-in, first-out method) or market.

Other Assets. The Company capitalizes and includes in Other Assets the costs of acquiring patents on its products, the costs of computer software developed and used in its information processing systems, goodwill arising from the excess of cost over the fair value of net assets of purchased businesses and deferred start-up costs incurred prior to 1991 relating to the Company's entrance in 1991 into the suture portion of the wound management market. These costs are amortized on the straight-line basis over the following estimated useful lives:

                                      Years
Patents                                       10
Computer software costs                   3 to 4
Deferred start-up costs                        5
Goodwill                                10 to 40

Revenue Recognition. Revenues from sales are recognized when products are sold directly by the Company to ultimate consumers, primarily hospitals, or to authorized distributors.

Foreign Currency Translation. For translation of the financial statements of its international operations the Company has determined that the local currencies of its international subsidiaries are the functional currencies. Assets and liabilities of foreign operations are translated at year end exchange rates, and income statement accounts are translated at average exchange rates for the year. The resulting translation adjustments are made directly to the Accumulated Translation Adjustments component of Stockholders' Equity. Foreign currency transactions are recorded at the exchange rate prevailing at the transaction date.

Net Income (Loss) per Common Share and Common Share Equivalent. Net income
(loss) per common share and common share equivalent is based on the weighted average number of common shares and, where material, common share equivalents (stock options) outstanding. Common share equivalents are not included in the computation of net income (loss) per share in 1994 and 1993 since the effect of their inclusion would be antidilutive.

Note B -- Restructuring Charges

In the second half of 1993 the Company adopted a restructuring plan designed to reduce its cost structure and improve its competitive position through property divestitures and consolidations and a reduction in its management, administrative and direct labor work force. During 1993 the Company recorded restructuring charges of $138 million ($130 million after taxes). These charges consisted primarily of write downs of certain real estate to esti mated net realizable value ($79 million), provisions for lease buyout expenses ($24 million), severance costs ($30 million) and write down of other assets ($5 million).

The majority of the restructuring charges were non-cash in nature. Accrued Liabilities at December 31, 1993 included $56 million related primarily to severance costs and accrued lease obligations, the majority of which was paid in 1994. Included in restructuring charges was a $58 million charge related to the Company's new European building complex and distribution center at Elancourt, France. The Company decided to sublease unutilized space rather than occupy the entire Elancourt facility when it became apparent that projected worldwide sales growth and the pace of reduction in trade barriers and related considerations among European countries did not meet Company expectations. The estimated net realizable value of these facilities was based upon the present value of rental income expected to be received, assuming the facilities were subleased after one year.

The Company has several companies interested in subleasing the unutilized space in its building complex and distribution center in Elancourt, France and is hopeful that a subleasing arrangement will be consummated in 1995 at a lease rental which approximates the written down carrying value of the facility. The Company has either terminated or bought out the leases on the majority of those other leased properties which were part of the 1993 restructuring charges. All of the employees whose severance was included in the 1993 restructuring charges have been terminated and the vast majority of the Company's severance obligations have been paid as of December 31, 1994. Approximately $38 million of the restructuring charges resulted in cash outflows related to severance and accrued lease obligations, the majority of which was funded through operating cash flows and credit facilities in 1994. Accrued restructuring charges at December 31, 1994 are approximately $18 million and relate primarily to accrued lease buyout expenses ($15 million) and unpaid severance costs ($3 million). The majority of accrued restructuring charges are expected to be liquidated by December 31, 1995.

Note C -- Acquisitions

In November 1994 the Company signed a letter of intent to purchase the assets of its independent distributor in Japan, which consist of real property with a book value of approximately $10 million, inventories of products purchased by the distributor from the Company at the distributor's cost of approximately $17 million and intangible assets (primarily goodwill). The Company substantially completed its due diligence investigations in December 1994 and it signed the Asset Purchase Agreement on February 1, 1995 for a purchase price of approximately $61 million payable over seven years at no interest (present value of the purchase price approximately $46 million). Before the closing of the transaction can occur the transaction must receive the approval of two governmental authorities in Japan, which the Company expects to receive in March 1995. In anticipation of the reacquisition of the distributor's inventory of products previously purchased by the distributor from the Company, the Company reduced 1994 sales revenue and gross profit by approximately $17 million and $8 million ($.14 per common share), respectively, based upon the inventory quantities on-hand at the distributor's warehouse as of December 31, 1994.

In July 1992, the Company purchased all of the outstanding common stock of EndoTherapeutics for approximately $60 million of the Company's common stock (approximately 580,000 shares). Under the purchase agreement the Company acquired EndoTherapeutics' laparoscopic surgical technology, including the trocar and pneumoperitoneum needle patents which the Company previously licensed from EndoTherapeutics, technical know-how and other assets. The acquisition has been accounted for by the purchase method. The purchase price has been primarily allocated to the acquired patents which are included in Other Assets.

Note D -- Property, Plant, and Equipment

At December 31, 1994 and 1993, Property, plant, and equipment (at cost) were comprised of the following items:

                                                    1994            1993
                                                        In thousands
Land                                             $   23,800      $   20,700
Buildings                                          149,600         163,400
Molds and dies                                     100,500         114,300
Machinery and equipment                            321,700         306,600
Leasehold improvements                             155,500         147,100
                                                   751,100         752,100
Less allowance for depreciation and
amortization                                      (211,100)       (159,900)
                                                 $ 540,000       $ 592,200

Property, plant, and equipment at December 31, 1994 includes land and building in Elancourt, France with a net book value of $70 million. During 1994 the Company removed from its Balance Sheet Property, plant and equipment which was fully depreciated with a cost of $19 million.

Note E -- Other Assets

At December 31, 1994 and 1993 Other Assets (net of accumulated amortization of $57 million and $61 million in 1994 and 1993, respectively) were comprised of the following items:

                                                   1994           1993
                                                       In thousands
Patents                                          $  57,200      $  59,200
Computer software costs                             8,300         12,500
Deferred start-up costs                             4,200          8,300
Goodwill                                            5,200          5,600
Prepaid rent                                       19,700         10,400
Other                                              29,400         17,500
                                                 $124,000       $113,500

During 1994 the Company removed from its Balance Sheet fully amortized Other

Assets with a cost of $23 million.

Note F -- Income Taxes

The Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 109-- "Accounting for Income Taxes" (FAS 109) in February 1992, and the Company was required to adopt FAS 109 by January 1, 1993. This statement requires that deferred income taxes reflect the tax consequences on future years of differences between the tax return bases of assets and liabilities and their financial statement amounts.

Prior to 1993, provisions were made by the Company for deferred income taxes where differences existed between the time that transactions affected taxable income and the time that these transactions entered into the determination of income for financial reporting purposes. The effect of the adoption of FAS 109 on a prospective basis from January 1, 1993 was not material.

A summary of the source of income (loss) before income taxes follows:

                       1994          1993            1992
                                  In thousands
Domestic (a)         $35,600       $  (61,800)     $171,800
Foreign               (2,900)        (75,600)        21,100
                     $32,700       $(137,400)      $192,900

(a) Includes Puerto Rico and U.S. branches in foreign locations.

A summary of the provision for income taxes follows:

                              1994         1993         1992
                                       In thousands
Current:
 Federal                    $  1,700
 Foreign                      1,000      $  4,800      $13,900
 State and local (a)          6,500        4,700         4,000
Deferred:
 Federal                       (900)                    23,400
 Foreign                        500       (8,800)         (300)
 State and local (a)          4,700          600        13,000
                            $13,500      $  1,300      $54,000

(a) Includes Puerto Rico.

A reconciliation between income taxes based on the application of the statutory federal income tax rate (1994 and 1993--35%; 1992--34%) to income before income taxes and the provision for income taxes as set forth in the Consolidated Statements of Operations follows:

                                                                            1994          1993           1992
                                                                                       In thousands
Provision (benefit) for taxes at statutory rates                          $11,400       $(48,100)      $ 65,600
Benefit of operating loss not recognized for U.S. federal or foreign
taxes                                                                       6,500         65,700
State and local income taxes, net of federal income tax benefit               900            800          5,000
Foreign income taxed at rates different than U.S. statutory rate            1,600          1,600          6,400
Tax savings from operations in Puerto Rico                                 (7,500)       (18,700)       (25,000)
Other                                                                         600                         2,000
                                                                          $13,500       $   1,300      $ 54,000

The Company has provided for taxes on the income of its manufacturing subsidiary's operations in Puerto Rico at an effective rate that is lower than the U.S. federal income tax statutory rate. This rate reflects the fact that approximately 90% of income is exempt from local taxes in Puerto Rico as well as the availability of a tax credit under Section 936 of the Internal Revenue Code. Withholding taxes at a negotiated rate of 7% (6% in 1993 and 5% in 1992) have been provided on the expected repatriation of the income of this subsidiary.

At December 31, 1994 deferred tax liabilities and assets under FAS 109 were comprised of the following:

 Patent amortization                        $   21,700
Depreciation                                    30,900
Operating leases                                 8,500
Other                                           10,900
  Gross deferred tax liabilities                72,000
Restructuring reserves                          28,700
Inventory reserves                              32,800
Fixed asset reserves                            25,300
Accrued expenses                                 9,500
Other                                           15,700
Tax net operating loss carryforwards           142,800
Tax credit carryforwards                        29,500
  Gross deferred tax assets                    284,300
Less: Valuation allowance                     (204,600)
                                                79,700
Net deferred tax assets                     $    7,700

Deferred taxes resulted from temporary differences in the recognition of revenue and expense for tax and financial statement purposes. The source of the temporary differences, none of which are individually material, are: the use of accelerated methods of computing depreciation for income tax purposes and the straight-line method for financial reporting purposes; expensing certain patent costs as incurred for income tax purposes and capitalizing and amortizing them over their estimated useful lives for financial reporting purposes; accruals and provisions not currently deductible for tax purposes; expensing certain deferred start-up costs incurred for income tax purposes and deferring and amortizing such costs over a five year period for financial reporting purposes; and other temporary differences applicable to current assets and liabilities.

At December 31, 1994 current deferred tax assets of $6 million and non-current deferred tax assets of $12 million were included in the Consolidated Balance Sheet captions Other Current Assets and Other Assets, respectively. Current deferred tax liabilities of $1 million and non-current deferred tax liabilities of $9 million were included in the Consolidated Balance Sheet captions Income Taxes Payable and Deferred Income Taxes, respectively.

The Company's loss carryforwards prior to 1993 are primarily attributable to compensation expense deductions on its income tax return which were not recognized for financial accounting purposes. A valuation allowance in the amount of $205 million has been recorded as of December 31, 1994 ($198 million at December 31, 1993) because of the uncertainty over the future utilization of the tax benefit of its gross deferred tax assets.

At December 31, 1994 the Company's consolidated subsidiaries have unremitted earnings of $110 million on which the Company has not accrued a provision for U.S. federal income taxes since these earnings are considered to be permanently invested. The amount of the unrecognized deferred tax liability relating to unremitted earnings was approximately $28 million at December 31, 1994.

The Internal Revenue Service completed its examination of the Company's tax returns through December 31, 1983 resulting in no material impact on the Company's consolidated financial statements. The Internal Revenue Service has examined the Company's tax returns for the period 1984 through 1990 and it has proposed adjustments to increase the Company's tax liability for certain of these years. Based upon the advice of tax counsel, the Company believes that it has substantial support for its filing positions and does not believe that the results of the tax audit will have a material effect on the consolidated financial statements of the Company but may reduce the availability of fully reserved net operating loss and tax credit carryforwards.

The Company has available for U.S. Federal income tax return purposes the following net operating loss and tax credit carryforwards:

                                      Net            Investment       Research and
                               Operating Losses     Tax Credits       Other Credits
                                                    In thousands
Year Scheduled to Expire:
1995                                                  $   800
1996                                                    1,400
1997                                                    1,400
1998                                                    1,300           $    200
1999                                                      900                100
2000                              $     7,200             900                300
2001                                                      500                500
2002                                                                         700
2003                                                                         800
2004                                                                         500
2005                                23,500(a)                              1,800
2006                                52,400(a)                              3,000
2007                               133,600(a)                              6,500
2008                                39,800(a)                              2,800
2009                                   300(a)
                                  $  256,800           $7,200            $17,200

In addition, the Company has available for state and foreign income tax return purposes net operating loss carryforwards of $141 million and $93 million, respectively, and tax credits of $5 million which expire at various dates.

(a) The exercise of stock options which have been granted under the Company's various stock option plans and the vesting of restricted stock give rise to compensation which is includable in the taxable income of the applicable employees and deductible by the Company for federal and state income tax purposes. Such compensation results from increases in the fair market value of the Company's Common Stock subsequent to the date of grant of the applicable exercised stock options and restricted stock and, accordingly, in accordance with Accounting Principles Board Opinion No. 25, such compensation is not recognized as an expense for financial accounting purposes and the related tax benefits are taken directly to Additional Paid-in Capital--Common Stock. In the years ended December 31, 1990 - 1992 such deductions resulted in significant federal and state deductions which may be carried forward. Utilization of such deductions will increase Additional Paid-in Capital. The compensation deductions arising from the exercise of stock options were not material in 1993 and 1994.

Note G -- Accrued Liabilities

Included in Accrued Liabilities at December 31, 1994 are accrued restructuring charges $18 million (1993-- $56 million), accrued inventory repurchase $17 million (1993--$0), accrued payroll, property and sales taxes $15 million (1993--$15 million) and accrued commissions $12 million (1993--$14 million).

Note H -- Long-Term Debt

At December 31, 1994 the Company had $161 million in bank borrowings and $88 million in financing lease obligations outstanding relating to its European headquarters office building and distribution center complex in Elancourt, France.

During 1994, the Company entered into a new $400 million syndicated credit agreement which replaced its previous $675 million revolving credit and term loan agreement with various banks and which matures in January 1997. The syndicated credit facility provides the Company with a choice of borrowings with interest rates based upon the banks' CD rate, the Euro-dollar rate or the London Interbank Offered Rate (LIBOR). The actual interest charges paid by the Company are determined by a pricing schedule which considers the ratio of consolidated debt at each calendar quarter end to consolidated earnings before interest, taxes, depreciation and amortization for the trailing twelve months. The effective interest rate on long-term bank debt outstanding as of December 31, 1994 and 1993 was 7.7% and 5.3%, respectively.

The new credit agreement and the Company's operating lease for its primary domestic manufacturing, distribution and warehousing complex in North Haven, Connecticut, provide for certain restrictions including sales of assets, capital expenditures, dividends and subsidiary debt. The most restrictive covenants of the Company's financing agreements require the maintenance of certain minimum levels of tangible net worth ($476 million), fixed charges coverage and a maximum ratio of total debt to total capitalization (60%), as defined. The Company is prohibited from declaring dividends on its common stock in excess of $1.25 million per quarter, subject to changes in the number of common shares outstanding, until it achieves investment grade status, as defined. The Company is in full compliance with all of the covenants associated with its various financing agreements.

At December 31, 1994, the scheduled principal repayments under loan agreements and future minimum payments under a financing lease were as follows:

                                        Bank
                                       Credit       Financing
                                      Facility        Lease         Total
                                                   In thousands
1995                                               $   8,700      $   8,700
1996                                                   8,700          8,700
1997                                  $161,000         8,700        169,700
1998                                                   8,800          8,800
1999                                                  10,100         10,100
After 1999                                           121,600        121,600
                                       161,000       166,600        327,600
Current portion long-term debt                        (1,300)        (1,300)
Amount representing interest                         (77,800)       (77,800)
Long-term debt                        $161,000     $  87,500       $248,500

Note I -- Stockholders' Equity

On March 28, 1994 the Company issued approximately $200 million of 9.76% Series A Convertible Preferred Stock (convertible into a maximum of approximately 8.9 million shares or a minimum of approximately 8.5 million shares of the Company's Common Stock), par value $5 per share, in an offering exempt from the registration requirements of the Securities Act of 1933, as amended. Dividends on the Convertible Preferred Stock are cumulative at the annual rate of $110 per share, payable quarterly in arrears commencing July 1, 1994. On April 1, 1998 each share of Convertible Preferred Stock outstanding will automatically convert into 50 shares of Common Stock of the Company, and prior to this date it may be converted into 47.65 shares of Common Stock at any time at the option of the holder. The Company may redeem the Convertible Preferred Stock at any time after April 1, 1997 for 50 shares of Common Stock together with an additional cash dividend of up to $27.50 per share, declining ratably after April 1, 1997 to $0 by March 1, 1998. The Preferred Stock trades principally as depositary receipts, each representing a one-fiftieth interest in a share of Preferred Stock. The proceeds from the sale of Preferred Stock were used to reduce bank indebtedness.

The Company had 56,836,139 and 56,257,758 shares of its $.10 par value Common Stock outstanding as of December 31, 1994 and 1993, respectively. In the past, the Company announced programs to repurchase up to a total of 9,200,000 shares of its outstanding Common Stock. As of December 31, 1994, a total of 8,712,537 shares (0 in 1994 and 1,010 in 1993) had been acquired at a total cost of $89.3 million. Acquired shares are being held as treasury shares, the majority of which are reserved for issuance upon conversion of the Company's Preferred Stock.

Shares of Common Stock reserved for future issuance in connection with restricted stock awards, stock option plans and employee stock purchase plans, etc. amounted to 17,631,774 and 16,057,440 at December 31, 1994 and 1993, respectively. The Compensation/Option Committee (the "Committee") of the Board of Directors is responsible for administering the Company's stock compensation plans.

The Restricted Stock Incentive Plan (the "Incentive Plan") provides for grants to key employees of the Company's Common Stock in the maximum aggregate amount of 5,000,000 shares. As of December 31, 1994, 3,839,740 shares were issued and vested under the Incentive Plan and 142,160 shares were cancelled. There were no restricted stock grants during the three- year period ended December 31, 1994.

The 1990 Employee Stock Option Plan (the "1990 Option Plan") provides for grants to key employees and certain key consultants of options and stock appreciation rights for up to 11,000,000 shares of the Company's Common Stock at the per share market price at the date of grant unless the Committee determines otherwise. As of December 31, 1994, no stock appreciation rights have been granted. Subject to a maximum exercise period of fifteen years, the exercise period of awards under the 1990 Option Plan will be as determined by the Committee.

The 1993 Employee Stock Option Plan (the "1993 Option Plan") provides for grants to key employees (excluding executive officers) of options and stock appreciation rights for up to 3,500,000 shares of the Company's Common Stock at the per share market price at the date of grant unless the Committee deems otherwise. As of December 31, 1994 no stock appreciation rights have been granted. Subject to a maximum exercise period of fifteen years, the exercise period of awards under the 1993 Option Plan will be as determined by the Committee.

The Service-Based Stock Option Plan (the "Service Option Plan") provides for grants of options for up to 1,144,132 shares of the Company's Common Stock at the per share market price at the date of grant to individuals employed by the Company who are within an eligible category. Options under the Service Option Plan are awarded for a fixed number of shares of Common Stock based solely upon the eligible recipient's years of service within the eligible category, and are exercisable for a period of up to ten years.

The Outside Directors Stock Plan provides for an aggregate maximum of up to 160,000 shares of Common Stock to be issued under restricted stock awards and option grants to certain non-employee members of the Board of Directors. At December 31, 1994 and 1993, restricted stock awards and option grants for 112,000 shares and 96,000 shares, respectively, had been granted under the Outside Directors Stock Plan. As of December 31, 1994 and 1993, 48,000 and 64,000 shares, respectively, are reserved for future issuance under the Outside Directors Stock Plan.

A summary of stock option transactions under the employee Option Plans and the Outside Directors Stock Plan for each of the three years in the period ended December 31, 1994 follows:

                                        Number            Option
                                      of Shares        Price Range
Outstanding January 1, 1992           13,747,429      $  3.28 - 98.69
Granted                                  601,358       56.25 - 114.13
Exercised                             (2,913,827)       3.28 - 103.69
Canceled or lapsed                      (581,354)      19.75 - 103.69
Outstanding December 31, 1992         10,853,606        3.28 - 114.13
Granted                                1,977,081       23.06 - 69.75
Exercised                               (245,055)       3.28 - 58.19
Canceled or lapsed                    (1,080,079)      19.75 - 114.13
Outstanding December 31, 1993         11,505,553        3.58 - 114.13
Granted                                2,287,869       20.50 - 22.55
Exercised                               (347,487)       3.58 - 22.69
Canceled or lapsed                      (713,319)       7.50 - 114.13
Outstanding December 31, 1994         12,732,616        4.97 - 111.94
At December 31, 1994:
Exercisable                            7,328,162        4.97 - 111.94

Under the USSC Employees 1979 Stock Purchase Plan (the "1979 Purchase Plan") and the 1994 Employees Stock Purchase Plan (the "1994 Purchase Plan"), all eligible employees may authorize payroll deductions of up to 10% of their base earnings, as defined, to purchase shares of the Company's Common Stock at 85% of the market price when such deductions are made. There are no charges or credits to income in connection with the Purchase Plan. The plans will continue in effect as long as shares authorized under the Purchase Plan remain available for issuance thereunder. The Company has reserved 2,400,000 shares of its Common Stock for issuance under the 1979 Purchase Plan, of which 140,375 shares are available for future issuance, and it has reserved 650,000 shares of its Common Stock for issuance under the 1994 Purchase Plan, of which 546,391 are available for future issuance, at December 31, 1994.

Note J -- Segment and Geographic Area Information

The Company develops, manufactures and markets wound management products which constitute a single business segment. The following information sets forth geographic information with respect to the Company's net sales, operating profits and identifiable assets.

                                                    1994            1993             1992
                                                                 In thousands
Net Sales:
United States                                    $  775,000      $  895,500       $1,058,500
International(1)(2)                                 342,100         341,000          341,200
Inter-area transfers eliminated                    (198,400)       (199,300)        (202,500)
                                                 $  918,700      $1,037,200       $1,197,200
Operating Profit (Loss):
United States                                    $   71,200      $   30,500       $  259,900
International(1)                                     70,800         (65,600)          43,600
Profit on inter-area transfers eliminated           (91,100)        (83,800)         (95,900)
                                                 $   50,900      $ (118,900)      $  207,600
Identifiable Assets at December 31:
United States                                    $  807,500      $  877,100       $  889,200
International(1)                                    308,600         304,900          291,600
Inter-area assets eliminated                        (12,600)        (11,500)         (12,700)
                                                 $1,103,500      $1,170,500       $1,168,100

(1) Principally Europe.

(2) Does not include sales made primarily to international distributors (1994--$84,800, 1993--$69,600 and 1992--$54,500) from a location in the
United States. The combination of sales to international distributors and international sales above approximate 46% in 1994, 40% in 1993 and 33% in 1992 of consolidated sales, respectively.

Note K -- Commitments and Contingencies

The Company is engaged in litigation as a defendant in cases involving alleged patent infringement, product liability claims and shareholders' derivative and class action suits. In the opinion of management, based upon advice of counsel, the ultimate outcome of these lawsuits should not have a material adverse effect on the Company's consolidated financial statements.

As part of the ongoing expansion of its Puerto Rico operations, the Company is committed to certain undertakings, including the maintenance of specified levels of employment and capitalization for the Puerto Rican subsidiary.

The future minimum rental commitments for building space, leasehold improvements, data processing and automotive equipment for all operating leases as of December 31, 1994, were as follows: 1995--$27 million; 1996--$54 million; 1997--$68 million; 1998--$86 million; 1999--$66 million; after 1999--$251 million. Rent expense was $31 million, $34 million and $24 million in 1994, 1993 and 1992, respectively. The Company's North Haven lease agreement includes contingent rent provisions based on formulas utilizing the consumer price index. The amount of the contingent rent over the life of the lease is estimated to be $18 million.

Note L -- Financial Instruments and Off Balance Sheet Risk

Derivatives

The Company has only limited involvement with derivative financial instruments and does not use them for trading purposes. They are used to manage well-defined interest rate and foreign exchange rate risks.

The Company enters into contracts to reduce its exposure to and risk from foreign currency exchange rate changes and interest rate fluctuations in the regular course of the Company's global business. As of December 31, 1994, the Company had approximately $16 million of foreign currency exchange contracts outstanding that will mature at various dates through February 1995. Realized and unrealized foreign currency gains and losses with respect to such contracts are recognized when incurred and amounted to losses of $4 million, $1 million and $4 million in 1994, 1993 and 1992, respectively.

The Company has swapped with certain banks its exposure to floating interest rates on $50 million of its variable rate U.S. dollar debt and $37 million (200 million French francs) of variable rate French franc debt. These swap agreements expire in August 1996 and December 1997 for the U.S. dollar debt and French franc debt, respectively. The Company makes fixed interest payments at rates of approximately 7.8% for the U.S. dollar swap and 8.1% for the French franc swap and receives payments based on the floating six-month LIBOR and three-month LIBOR, respectively. The net gain or loss from the exchange of interest rate payments, which is immaterial, is included in interest expense. Based upon the fair value of the Company's interest rate swap agreements at December 31, 1994, termination of such agreements would require a payment by the Company of approximately five hundred thousand dollars. The Company does not currently intend to terminate its interest rate swap agreements prior to their expiration dates.

Concentration of Credit Risk

The Company invests its excess cash in both deposits with major banks throughout the world and other high quality short-term liquid money market instruments (commercial paper, government and government agency notes and bills, etc.). The Company has a policy of making investments only with institutions that have at least an "A" (or equivalent) credit rating from a national rating agency. The investments generally mature within six months but certain investments in bank CDs mature within five years. The Company has not incurred losses related to these investments.

The Company sells products in the surgical wound management field in most countries of the world. Concentrations of credit risk with respect to trade receivables are limited due to the large number of customers comprising the Company's customer base. Ongoing credit evaluations of customers' financial condition are performed and, generally, no collateral is required. In certain European countries the Company's receivables are not paid until the customers receive governmental reimbursement for their purchases. The Company has not encountered difficulty in ultimately collecting accounts receivable in these countries. The Company maintains reserves for potential credit losses and such losses, in the aggregate, have not significantly exceeded management's estimates.

Disclosures about Fair Value of Financial Instruments

The carrying amount of cash and cash equivalents approximates fair value due to the short-term maturities of these instruments. The fair value of certificates of deposit, long-term debt and foreign interest rate swap agreements were estimated based on quotes obtained from brokers for those or similar instruments. The fair value of interest rate swap contracts were estimated based on quoted market prices at year-end.

The estimated fair value of the Company's financial instruments are as follows:

                                                                               December 31
                                                                     1994                       1993
                                                             Carrying       Fair       Carrying       Fair
                                                              Amount       Value        Amount        Value
                                                                              (In thousands)
Cash, cash equivalents and certificates of deposit           $ 20,600     $ 20,400     $  2,700     $  2,700
Long-term debt and related interest rate swap payable         249,900      250,400      506,700      511,450
Interest rate swap receivable                                   1,000        1,000          600          600

MANAGEMENT REPORT ON RESPONSIBILITY FOR FINANCIAL REPORTING

The management of United States Surgical Corporation and its subsidiaries (the "Company") has the responsibility for preparing the accompanying consolidated financial statements and related notes. The consolidated financial statements were prepared in accordance with generally accepted accounting principles and necessarily include amounts based upon judgments and estimates by management. Management also prepared the other information in the annual report and is responsible for its accuracy and consistency with the consolidated financial statements.

Management of the Company has established and maintains a system of internal controls that provide reasonable assurance that the accounting records may be relied upon for the preparation of the consolidated financial statements. Management continually monitors the system of internal controls for compliance. Also, the Company maintains an internal auditing function that independently assesses the effectiveness of the internal controls and recommends possible improvements thereto. The Company's consolidated financial statements have been audited by Deloitte & Touche LLP, independent auditors. Management has made available to Deloitte & Touche LLP all the Company's financial records and related data. In addition, in order to express an opinion on the Company's consolidated financial statements, Deloitte & Touche LLP considered the internal accounting control structure in order to determine the extent of their auditing procedures for the purpose of expressing such opinion but not to provide assurance on the internal control structure. Management believes that the Company's system of internal controls is adequate to accomplish the objectives discussed herein.

The Board of Directors monitors the internal control system through its Audit Committee which consists solely of outside directors. The Audit Committee meets periodically with the independent auditors, internal auditors and senior financial management to determine that they are properly discharging their responsibilities.

Leon C. Hirsch
Chief Executive Officer                       Howard M. Rosenkrantz
Chief Financial Officer                       Chief Financial Officer

INDEPENDENT AUDITORS' REPORT

Board of Directors and Stockholders
 United States Surgical Corporation

We have audited the accompanying consolidated balance sheets of United States Surgical Corporation and subsidiaries as of December 31, 1994 and 1993, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of United States Surgical Corporation and subsidiaries at December 31, 1994 and 1993, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1994 in conformity with generally accepted accounting principles.

Deloitte & Touche LLP
Stamford, Connecticut
January 24, 1995,
except for Note C, as to
which the date is February 1, 1995

Quarterly Results of Operations (Unaudited)

The following is a summary of the quarterly results of operations for the years ended December 31, 1994 and 1993.

                                                                                             Fourth
                                               First         Second           Third         Quarter
                                              Quarter      Quarter(1)      Quarter(2)      (1)(2)(3)        Year(2)
1994
Net sales                                    $226,000       $232,000        $234,200       $ 226,500       $  918,700
Cost of products sold                         117,600        117,200         115,200         113,600          463,600
Income (loss) before income taxes              (5,400)        11,800          17,400           8,900           32,700
Net income (loss)                              (7,900)         8,000          13,200           5,900           19,200
Net income (loss) per common share
(primary and fully diluted)                  $   (.14)      $    .05        $    .15       $     .02       $      .08
1993
Net sales                                    $326,300       $228,800        $237,700       $ 244,400       $1,037,200
Cost of products sold                         138,800        119,800         120,900         138,900          518,400
Income (loss) before income taxes              49,300        (30,100)        (13,200)       (143,400)        (137,400)
Net income (loss)                              36,000        (22,000)        (14,300)       (138,400)        (138,700)
Net income (loss) per common share and
common share equivalent (primary and
fully diluted)                               $    .61       $   (.39)       $   (.26)      $   (2.46)      $    (2.48)

(1) In the second quarter of 1993 in anticipation of the pending purchase by the Company of an international distributor, the Company accrued for the reacquisition of inventory from this distributor and reduced Net sales by $10 million and Cost of products sold by $4 million. In the fourth quarter of 1993 the negotiations for the purchase of the distributor were suspended and the Company reversed the second quarter entries and increased Net sales by $9 million and Cost of products sold by $3 million. In the fourth quarter of 1994 the Company reached an agreement to purchase the assets of this distributor and accrued for the reacquisition of inventory from this distributor and reduced Net sales by $17 million and Net income by $8 million ($.14 per common share).

(2) Income (loss) before income taxes for 1993 includes restructuring charges of $138 million (third quarter--$8 million; fourth quarter--$130 million). Net income (loss) for 1993 includes restructuring charges of $130 million or $2.31 per share (third quarter--$ 6 million or $.11 per share; fourth quarter--$124 million or $2.20 per share).

(3) Cost of products sold in the fourth quarter includes $16 million of inventory and fixed asset reserves ($19 million in the corresponding period in 1993) resulting from the continued introduction of new products and the consequent obsolescence of production tooling and inventories.

Common Stock Prices and Dividends

The Company's Common Stock is traded on the New York Stock Exchange under the symbol USS. The following table sets forth for the periods indicated the high and low of the daily sales prices, which represent actual transactions, as reported by the New York Stock Exchange. In addition, the table sets forth the amounts of quarterly cash dividends per share that were declared and paid by the Company.

                                    Daily Sales Prices
                       Cash
                     Dividends
                       Paid         High         Low
1994
1st Quarter            $.020       $32.50       $15.88
2nd Quarter             .020        24.63        16.00
3rd Quarter             .020        28.38        21.25
4th Quarter             .020        27.50        18.25
1993
1st Quarter            $.075       $79.13       $51.38
2nd Quarter             .075        58.75        26.13
3rd Quarter             .075        28.75        20.25
4th Quarter             .020        26.50        19.88

At December 31, 1994, the number of record holders of the Company's Common Stock was 12,715. See discussion below in Management's Discussion and Analysis of Financial Condition and Results of Operations as to restrictions imposed by a credit agreement on registrant's level of dividend payments.

                    Description of the Company's Business

United States Surgical Corporation (the "Company") is a Delaware corporation primarily engaged in developing, manufacturing and marketing a proprietary line of technologically advanced surgical wound management products to hospitals throughout the world. The Company currently operates domestically and internationally through divisions, subsidiaries and distributors.

The market that the Company services has been negatively impacted by uncertainties as to health care reform, by an environment of cost containment, and by aggressive competition, including price competition. The Company believes, however, that in any managed care scenario evolving in the health care system, its products and services offer a significant opportunity for reducing costs for the total health care system while providing considerable advantages for the patient. The Company continues to develop new products that provide better patient care and facilitate hospital cost containment efforts.

In the current competitive environment, pricing remains a significant factor. The Company markets on the basis of the quality of its products and on its programs for assisting hospitals in developing cost efficient surgical practices.

Five Year Selected Financial Data

                                                                     Year Ended December 31,
In thousands, except per share data            1994(1)         1993(2)          1992           1991           1990
Net sales                                    $  918,700      $1,037,200      $1,197,200      $843,600       $514,100
Income (loss) before income taxes            $   32,700      $ (137,400)     $  192,900      $130,300       $ 66,200
Net income (loss)                            $   19,200      $ (138,700)     $  138,900      $ 91,200       $ 46,000
Net income (loss) per common share and
common share equivalent (primary and
fully diluted)                               $      .08      $    (2.48)     $     2.32      $   1.58       $    .89
Average number of common shares and
common share equivalents outstanding             56,600          56,000          59,900        57,800         51,900
Dividends declared per common share          $      .08      $     .245      $      .30      $  .2875       $  .2375
At December 31,
Total assets                                 $1,103,500      $1,170,500      $1,168,100      $741,600       $460,900
Long-term debt                               $  248,500      $  505,300      $  394,500      $251,600       $131,000
Stockholders' equity                         $  662,000      $  443,900      $  590,000      $329,900       $225,000

(1) In the fourth quarter of 1994 the Company signed a letter of intent to purchase the assets of its independent distributor in Japan, which includes inventory of the Company's products purchased by the independent distributor but not yet sold to third parties at December 31, 1994. Sales and Net income were reduced by $17 million and $8 million ($.14 per common share), respectively, in anticipation of the pending reacquisition of these products and valuing these products at the Company's production cost.

(2) Income (loss) before income taxes and net income (loss) for 1993 include restructuring charges of $137.6 million and $129.6 million ($2.31 per share), respectively.

Management's Discussion And Analysis Of Financial Condition
                          And Results Of Operations
   Results of Operations

In 1994, the Company attained sales of $919 million compared with sales of $1.04 billion in 1993 and sales of $1.2 billion in 1992. Sales decreased by $119 million or 11% in 1994, and decreased by $160 million or 13% in 1993 and increased by $354 million or 42% in 1992. In 1994, the Company reported net income of $19 million or $.08 per common share (after preferred stock dividends of $15 million), compared with a net loss of $139 million or $2.48 per common share in 1993 and net income of $139 million or $2.32 per common share in 1992. Net income and net income per common share increased $158 million and $2.56, respectively, in 1994 compared to 1993 and decreased $278 million and $4.80, respectively, in 1993 compared to 1992 and increased $48 million and $.74, respectively, in 1992 over 1991. The effects of foreign currency exchange rate changes on net income in 1994, 1993 and 1992 were immaterial.

In the second half of 1993 the Company adopted restructuring plans designed to reduce its cost structure and improve its competitive position through property divestitures and consolidations and a reduction in its management, administrative and direct labor work force. These plans were adopted when it became apparent that projected worldwide sales growth and the pace of reduction in trade barriers and other related considerations among European countries did not meet Company expectations. Increased price competition in the Company's domestic markets also prompted the Company to reduce its cost structure. At the end of the 1993 third quarter the Company announced a layoff of approximately 700 administrative staff personnel, closure of its manufacturing plants for thirteen days in the fourth quarter of 1993 and the adoption of a four day work week for certain manufacturing employees during the early part of 1994. In the fourth quarter of 1993 the Company expanded its restructuring plan to include real estate divestitures and consolidations and employee voluntary and involuntary severance programs. The monthly payments under such severance programs will be substantially completed by March 31, 1995.

In 1993 the Company recorded restructuring charges of $138 million ($130 million or $2.31 per share net of taxes). These charges consisted primarily of write downs of certain real estate to estimated net realizable value ($79 million, of which $58 million related to the Company's new European office building complex and distribution center in Elancourt, France), provisions for lease buyout expenses ($24 million), accruals for severance costs ($30 million) and write down of other assets ($5 million). Approximately $38 million of the restructuring charges resulted in cash outflows related to severance and accrued lease obligations, the majority of which was funded through operating cash flows and credit facilities in 1994. The Company has several companies interested in subleasing the unutilized space in its office building complex and distribution center in Elancourt, France and is hopeful that a subleasing arrangement will be consummated in 1995 at a lease rental which approximates the written down carrying value of the facility. The Company has either terminated or bought out the leases on the majority of those leased properties which were part of the 1993 restructuring charges. All of the employees whose severance was included in the 1993 restructuring charges have been terminated and the vast majority of the Company's severance obligations have been paid as of December 31, 1994. Accrued restructuring charges at December 31, 1994 are approximately $18 million and relate primarily to accrued lease buyout expenses ($15 million) and unpaid severance costs ($3 million). The majority of accrued restructuring charges are expected to be liquidated by December 31, 1995.

Other cost savings measures taken by the Company in 1994 included the reduction of salaries of all corporate officers by 10% and the salary of the Chief Executive Officer by 20%, freezing the salaries of substantially all other employees worldwide, and requiring higher co-payments and deductibles in connection with employee health benefits programs. The Company estimates that the future annual operating cost savings associated with the restructuring plans will approximate $110 million of which more than $80 million represents cash flow savings from reduced salaries expense and the remainder of which represents reduced rent and depreciation expense. Cost saving measures beyond such restructuring plans should result in additional annual operating cost savings of approximately $40 million. As a result of the restructuring plans and other cost saving measures, 1994 compensation expenses were approximately $67 million lower than 1993 compensation expenses.

The reduction in sales in 1994 to $919 million compared to 1993 was significantly affected by initial distributor stocking programs in early 1993, which were not repeated in 1994 and by competition and pricing pressures due to proposed health care reform. Distributor inventory purchases were made in connection with the implementation of the Company's Just-In-Time
(JIT) domestic hospital distribution program during the first quarter of 1993. The initial stocking of JIT distributors precipitated an inventory reduction period during which the hospitals formerly supplied directly by the Company worked their inventories down and distributors adjusted their own inventories.

The Company believes that inventories at JIT distributors at the end of 1994 are down significantly, because distributor sales to hospitals during the year significantly exceeded distributor purchases from the Company. The Company believes that distributor inventories are reaching optimum levels and that its sales to distributors for hospitals currently in a JIT program will approximate distributor sales to hospitals during 1995.

Sales in the fourth quarter of 1994 were reduced by $17 million and net income was reduced by $8 million ($.14 per common share) in anticipation of the Company's acquisition of the assets of its independent distributor in Japan, which includes inventory of the Company's products purchased by the independent distributor but not yet sold to third parties at December 31, 1994 (see Note C in Notes to Consolidated Financial Statements). Sales and gross profit were reduced in anticipation of the pending reacquisition of these products and valuing the reacquired products at the Company's production cost.

The Company continues to be affected by intense competition, and by ongoing changes in the health care industry which impact hospital purchasing decisions. The rate of acceptance of newer procedures utilizing the Company's products also continues to be affected by uncertainty surrounding health care reform and by the increased educational requirements for more complex procedures.

The following table analyzes the change in sales in 1994, 1993 and 1992 compared with the prior years.

                                                              1994        1993        1992
                                                                     (In millions)
Composition of Sales Increase (Decrease):
Unit increases (decreases)                                    $ (96)      $(114)      $307
Net price changes                                               (21)         (6)        37
Effects of changes in foreign currency exchange rates            (2)        (40)        10
 Sales increase (decrease)                                    $(119)      $(160)      $354

Sales unit decreases and the effects of foreign currency exchange rate fluctuations accounted for 80% and 2%, respectively, of the total 1994 sales decrease compared with 1993 and 71% and 25%, respectively, of the total 1993 sales decrease compared with 1992. The net price change component of the 1994 and 1993 sales decreases, accounting for 18% and 4% of the total sales decreases in these years, respectively, reflect the net effect of selling price discounts granted to hospitals and JIT distributors, partially offset by price list increases. Increased sales of the Company's minimally invasive surgery products was the primary factor in the strong sales gains in 1992, when sales unit increases accounted for 87% of the total sales increases.

Sales in 1994 were reduced by approximately $6 million representing the effect of establishing a sales reserve in connection with a new returned goods policy which was effective July 1, 1994. Under the previous policy, the Company did not grant credits for product returns. The new policy grants full credit to direct hospital customers for certain products returned up to one year after initial shipment and a partial credit for certain products returned up to four years after initial shipment. The initial establishment of this reserve reduced second quarter sales by approximately $8 million, partially offset by a $4 million adjustment of other sales reserves in the second quarter of 1994. The returned goods reserve was reduced from $8 million to $6 million in the third quarter of 1994 based upon lower than estimated product returns, and other sales reserves in the fourth quarter of 1994 were also reduced by $2 million.

Gross margin from operations (sales less cost of products sold divided by sales) was 50% in 1994, 50% in 1993 and 60% in 1992. Although the Company implemented the majority of its restructuring plans during the last quarter of 1993 and the first quarter of 1994, the major benefits of the cost reduction measures adopted by the Company did not start being realized until the last nine months of 1994, which resulted in improved quarterly gross margins the last three quarters in 1994 compared to the corresponding periods in 1993. Gross margins in 1993 compared to 1992 were negatively impacted by higher costs associated with the increase in productive capacity, the introduction of new products and increases in related inventory and fixed asset reserves from the consequent obsolescence of production tooling and inventories and additional selling price discounts granted to JIT distributors with the implementation of the JIT distribution program. The reserve for obsolescence of production tooling and inventories, which are an ongoing cost of business, amounted to $61 million, $62 million and $34 million, respectively, in the years ended December 31, 1994, 1993 and 1992. Changes in foreign currency exchange rates from those existing in 1992 had the effect of reducing cost of products sold by $18 million in 1993. The effects of foreign currency exchange rate changes on cost of products sold in 1994 and 1992 were immaterial.

The Company's investment in research and development during the past three years (1994--$38 million; 1993--$51 million; 1992--$44 million) has yielded numerous product improvements as well as the development of numerous new products. The decrease in research and development expense in 1994 compared to 1993 reflects the impact of a program initiated in the second half of 1993 to increase efficiency and reduce the cost connected with the pilot development of new products which are classified as research and development. In 1993 and 1992 the primary focus of the Company's research and development program had been directed at minimally invasive surgery products. The Company is continuing its commitment to develop unique new products for use in new surgical procedures and specialty areas. The Company presently plans to continue its investment in research and development at levels approximating 3% - 5% of annual sales in the future.

Selling, administrative and general expenses expressed as a percentage of sales were 40% in 1994, 43% in 1993, and 39% in 1992. The Company began to realize the major cost saving benefits from its restructuring program in the form of reduced selling, administrative and general expenses as a percentage of sales in the second quarter of 1994. The percentage increase in 1993 resulted primarily from higher depreciation and amortization charges related to the Company's facilities expansion. Expressed in total dollars, the reduction in these expenses in 1993 compared to 1992 reflects lower salespersons commission and related expenses which were influenced by decreased sales. In 1992 these expenses increased primarily as a result of the continued expansion of the Company's domestic and international sales organizations, growth in sales expenses relating to the Company's increased sales and an increase in expenses relating to training of surgeons in the use of the Company's products. Changes in foreign currency exchange rates in 1993 from those existing in 1992 had the effect of reducing selling, administrative and general expenses by $21 million in 1993. The effects of foreign currency exchange rate changes on selling, administrative and general expenses in 1994 and 1992 were immaterial.

The tax provisions for 1994 and 1993 relate primarily to foreign taxes including taxes in Puerto Rico. The 1993 tax provision is a result of the Company incurring net operating losses in certain tax jurisdictions for which it is not able to recognize the corresponding tax benefits. The Company's tax provisions in 1994 reflect the lower effective tax rates on a subsidiary's operations in Puerto Rico and the availability of a tax credit under Section 936 of the Internal Revenue Code and the tax benefit of certain net operating loss carryforwards which were not previously usable. The Internal Revenue Service has examined the Company's income tax returns for the period 1984 to 1990 and it has proposed adjustments to increase the Company's tax liability for certain of these years. Based upon advice of tax counsel, the Company believes that it has substantial support for its filing positions and does not believe that the results of the tax audit will have a material adverse effect on the consolidated financial statements of the Company but may reduce the availability of fully reserved net operating loss and tax credit carryforwards.

  Financial Condition
The Company's current cash and cash equivalents, existing borrowing capacity and projected operating cash flows are currently well in excess of its foreseeable requirements. Following the successful issuance of $200 million of convertible preferred stock in March 1994, the proceeds from which were utilized to reduce bank debt, the Company entered into a new syndicated credit agreement in June 1994 which replaced its revolving credit and term loan agreements and reduced the size of the credit facility from $675 million to $400 million. The new credit agreement matures in January 1997 and provides for certain restrictions including sales of assets, capital expenditures, dividends and subsidiary debt and requires the maintenance of certain minimum levels of tangible net worth and fixed charge coverage ratios and its debt to total capitalization ratio may not exceed a certain stipulated level. The Company is in full compliance with all of the covenants associated with its various bank and leasing agreements.

The Company's building programs have been essentially completed, which enabled the Company to reduce its capital spending by more than 78% in 1994 compared to 1993 levels. Additions to property, plant, and equipment on the accrual method totaled $49 million ($47 million on a cash basis) in 1994, compared with $187 million in 1993, and $272 million in 1992, and consist of additions to machinery and equipment ($32 million), leasehold improvements ($2 million), molds and dies ($13 million) and land and buildings ($2 million). During 1994 the Company removed from its Balance Sheet property, plant, and equipment which was fully depreciated and out of service with a cost of $19 million.

The increase in cash and cash equivalents and the reduction of long-term debt at December 31, 1994 in comparison to the prior year-end is primarily attributable to the receipt of the net proceeds ($191 million ) from the issuance of the Company's preferred stock (liquidation value $200 million) and the generation of positive cash flow from operations. The reduction in inventories ($45 million) from the prior year-end level resulted primarily from improved utilization and management of raw materials in the Company's production process. The reduction in accrued liabilities ($12 million) from the prior year-end level was primarily attributable to 1994 payments of accrued severance obligations which were expensed in 1993 as a component of the restructuring charges partially offset by an accrual ($17 million) for the pending acquisition of the assets of its independent distributor in Japan, which includes inventory of the Company's products purchased by the independent distributor but not yet sold to third parties at December 31, 1994 (see Note C in Notes to Consolidated Financial Statements). Severance payments are generally being made over a period of up to twelve months.

The Company routinely enters into foreign currency exchange contracts to reduce its exposure to foreign currency exchange rate changes on the results of operations of its foreign subsidiaries. As of December 31, 1994 the Company had approximately $16 million of such contracts outstanding that will mature at various dates through February 1995. Realized and unrealized foreign currency gains and losses are recognized when incurred. As a result of the Company's hedging program the changes in foreign currency exchange rates had an immaterial effect on its results of operations. The weakening of the dollar relative to most foreign currencies caused the $12 million movement in the Company's Accumulated Translation Adjustments component of Stockholders' Equity at December 31, 1994 compared to the prior year end.

Directors (as of March 10, 1995)
JOHN A. BOGARDUS, JR.
Retired Chairman of the Board
and Chief Executive Officer
Alexander & Alexander Services Inc.
JULIE K. BLAKE+
Formerly Vice President,
J.P. Morgan & Co. Incorporated
THOMAS R. BREMER
Senior Vice President
and General Counsel
United States Surgical Corporation
LEON C. HIRSCH
Chairman, President and
Chief Executive Officer
United States Surgical Corporation
TURI JOSEFSEN
Executive Vice President, and
President, International Operations
United States Surgical Corporation
DOUGLAS L. KING
President
Smyth, Sanford & Gerard, Inc.
New York, NY ZANVYL KREIGER*
Chairman Emeritus
United States Surgical Corporation
Counsel, Weinberg and Green
Baltimore, MD
BRUCE S. LUSTMAN*
Retired Executive Vice President
and Chief Operating Officer
United States Surgical Corporation
WILLIAM F. MAY
Chairman of the Board
Chief Executive Officer
Statue of Liberty-Ellis Island
Foundation, Inc.
MARIANNE SCIPIONE
Vice President,
Corporate Communications
United States Surgical Corporation
JOHN R. SILBER#
President
Boston University
Boston, MA
DOUGLAS T. TANSILL*
Managing Director
Paine Webber Incorporated
New York, NY

Committees

AUDIT COMMITTEE
William F. May, Chairman
Julie K. Blake+
John A. Bogardus, Jr.
Douglas L. King
Douglas T. Tansill*
EXECUTIVE COMMITTEE
Leon C. Hirsch, Chairman
John A. Bogardus, Jr.
Turi Josefsen
Bruce S. Lustman*
William F. May
NOMINATING COMMITTEE
John A. Bogardus, Jr., Chairman
Leon C. Hirsch
Douglas L. King
William F. May
COMPENSATION/OPTION COMMITTEE
Douglas L. King, Chairman
John A. Bogardus, Jr.
William F. May
John R. Silber+
TRANSACTION and FINANCE COMMITTEE
Julie K. Blake, Chairman++
Leon C. Hirsch
John R. Silber++
+ Elected a director January 18, 1995
* Not standing for reelection
# Elected a director July 7, 1994
+ As of March 1, 1995
++ As of February 2, 1995

Officers (as of March 10, 1995)
Leon C. Hirsch
Chairman, President
and Chief Executive Officer
Turi Josefsen
Executive Vice President, and
President, International Operations
Thomas R. Bremer
Senior Vice President and
General Counsel
Thomas D. Guy
Senior Vice President, Operations
Robert A. Knarr
Senior Vice President, and General
Manager, U.S. and Canada
Howard M. Rosenkrantz
Senior Vice President, Finance and
Chief Financial Officer
Peter Burtscher
Group Vice President
Richard A. Douville
Vice President and Treasurer
Richard N. Granger
Vice President, Research
and Development
Charles E. Johnson
Vice President, Education
Louis J. Mazzarese
Vice President, Quality
and Regulatory Affairs
Pier Paolo Partiseti
Group Vice President
Joseph C. Scherpf
Vice President and Controller
Marianne Scipione
Vice President,
Corporate Communications
D. Verne Sharma
Vice President, Marketing and
Strategic Planning
Wilson F. Smith, Jr.
Group Vice President
Judith M. Stant
Vice President, USSC and
General Manager,
Auto Suture Company, Australia
Pamela Komenda
Corporate Secretary

Stockholder Information
MARIANNE SCIPIONE, VICE PRESIDENT
CORPORATE COMMUNICATIONS
United States Surgical Corporation
150 Glover Avenue, Norwalk, CT 06856
Stockholders who wish to receive financial information about the Company by fax should call (800) 758-5804 and input USSC's identification #901293. Requests for a copy of the Company's Annual Report to the Securities and Exchange Commission on Form 10-K or other financial literature may be made by calling USSC's Investor Relations Department at (203) 845-1333.

AUDITORS
Deloitte & Touche LLP
Stamford, CT 06904
EXCHANGE LISTINGS
Common Stock (Ticker Symbol: USS)
Preferred Stock (Ticker Symbol: USSPrA)
 New York Stock Exchange
Options
 American Stock Exchange
TRANSFER AGENT AND REGISTRAR
For information on dividends or certificates,
contact First Chicago Trust Company of New York
P.O. Box 2500, Jersey City, NJ 07303-2500
(201) 324-0498
Trademarks of United States Surgical Corporation are in italicized capital letters.
                                      40